Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and between

PROGRESS SOFTWARE CORPORATION

and

CLOUD SOFTWARE GROUP, INC.

Dated as of September 9, 2024

i

ii

iii

Exhibits

Exhibit A	–	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B	–	Form of IP Assignment Agreement
Exhibit C	–	Form of Transition Services Agreement
Exhibit D	–	Methodology
Exhibit E	–	Form of Hosting and Support Agreement
Exhibit F	–	Form of Unit Power
Exhibit G	–	Form of Retained IP License Agreement
Exhibit H	–	Form of Press Release

Annexes

Annex A	–	Seller Subsidiaries
Annex B	–	Purchaser Entities

Schedules

Schedule A	–	Business Employees
Schedule 2.1(a)(i)	–	Assigned Contracts
Schedule 2.3(a)(viii)	–	Retention Bonuses and Transaction Bonuses
Schedule 2.3(a)(x)	–	LTI Awards
Schedule 2.3(b)(ix)	–	Executive Transaction Bonus Agreements
Schedule 7.1(a)	–	Restricted Persons
Schedule 7.3(a)	–	Regulatory Approval
iv

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of September 9, 2024, is entered into by and between Cloud Software Group, Inc., a Delaware corporation (the “Company”), and Progress Software Corporation, a Delaware corporation (the “Purchaser”). The Purchaser and the Company are each referred to herein as a “Party” and collectively, as the “Parties.”

WHEREAS, the Company, directly and through its Subsidiaries set forth on Annex A (each a “Seller Subsidiary” and collectively, the “Seller Subsidiaries”, and together with the Company, the “Sellers”), is engaged in, among other things, the Business (as hereinafter defined);

WHEREAS, each entity identified as an asset purchaser on Annex B (each a “Purchaser Entity” and collectively, the “Purchaser Entities”) is wholly-owned, directly or indirectly, by Purchaser; and

WHEREAS, the Purchaser Entities desire to purchase those certain assets of the Sellers as set forth herein (and Purchaser shall cause each Purchaser Entity to purchase), and the Sellers desire to sell such assets to the Purchaser Entities (and the Company shall, and shall cause the Seller Subsidiaries to, sell and transfer to the Purchaser Entities such assets), in each case upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements contained herein, the Parties hereby agree as follows:

Article I
DEFINITIONS

As used in this Agreement (including the recitals and Schedules hereto), the following terms shall have the following meanings (such meanings to be applicable equally to both singular and plural forms of the terms defined):

“Abbreviated Financial Statements” means those certain “abbreviated financial statements,” as described in 17 CFR § 210.3-05(e)(2), with respect to the Business for the most recently completed fiscal year prior to the Closing Date and the most recently completed interim period in the fiscal year in which the Closing occurs.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Affiliate” of any Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled”, “controlling” and “under common control with” have meanings correlative thereto.

“Agreement” means this Asset Purchase Agreement, as amended, modified or supplemented from time to time in accordance with the terms hereof.

1

“AI Technology” means any artificial intelligence Software or systems that generate content using any large language model, foundation model, or natural language processing.

“Antitrust Law” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act and any other U.S. or foreign laws that are designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position.

“Base Consideration” means an amount equal to $875,000,000.

“Bill of Sale, Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

“Bundled Contracts” has the meaning set forth in the Hosting and Support Agreement.

“Business” means that portion of the business of Topco and its Subsidiaries that designs, develops, operates, markets, offers, sells, distributes, licenses, provides customer support for, or maintains a platform or any software products(s) or platform(s) with one or more of the following as the primary feature(s): (i) file sync and share, documentation collaboration or e-signature, or (ii) automated document workflow or client portals, in each instance, as conducted by the aforementioned business as of the date of this Agreement or, in any such instance, any combination of the foregoing, or provides services Exclusively Related to the foregoing.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Business Employee” means such employees set forth on Schedule A hereto, which includes employees whose employment automatically transfers to a Purchaser Entity pursuant to applicable Law.

“Business Products” means the ShareFile, Podio, and RightSignature Software as a Service (SaaS) offerings, including prior versions of each, as well as services, in each instance, that are Exclusively Related to the Business with respect to the foregoing and which are currently or within the three (3) years preceding the date hereof have, been marketed, offered, sold, licensed, provided or distributed by Seller or any of its Restricted Affiliates in respect of the Business, including those from which the Seller or any of its Restricted Affiliates are deriving, or are scheduled to derive, revenue from the sale, license, maintenance or provision thereof.

“Closing” has the meaning set forth in Section 4.1 herein.

“Closing Date” has the meaning set forth in Section 4.1 herein.

“Closing Payment” has the meaning set forth in Section 3.1 herein.

“COBRA” means Section 4980B, Part 6 of Subtitle B of Title I of ERISA and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

2

“Competitive Activities” means providing, developing, creating, designing or otherwise enabling the provision, development, creation, or design of (i) a document-centric collaboration platform or (ii) any software product(s) or platform(s) with one or more of the following as the primary feature(s): (x) file sync and share, document collaboration or e-signature or (y) automated document workflow as conducted by the Business as of the date of this Agreement, in any such instance, or any combination of the foregoing, including any software product(s) or platform(s) with primary features competitive with any of the Business Products as currently offered or any of the Developing Business Products, worldwide.

“Consent” shall mean any consent, approval, authorization, action, permit, exception, exemption, waiver or other Order of, action by, filing registration, designation or declaration with, or notification to any Governmental Entity or other Person.

“Contract” means any agreement, contract, lease, license, commitment, arrangement, bond, mortgage, note, indenture, deed of trust, obligation, undertaking or other instrument that is legally binding, whether written or oral, and together with all amendments, restatements, supplements or other modifications thereto.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, documentary, registration (including motor vehicle registration), recording and similar Taxes (including any penalties and interest added thereto) imposed by a Governmental Entity in connection with the transactions contemplated by this Agreement; provided that Conveyance Taxes shall exclude any Taxes imposed in whole or in part on net income or gains.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, return to work, employment, human resources, customer/vendor engagement, real property and leased real property management or any other law, order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act.

“Current Customer” means any customer that has a current entitlement to the Business Products and the Developing Business Products or maintenance and support of the Business Products and the Developing Business Products.

“Data Protection Requirement” means all of the following to the extent applicable to the Business and relating to data privacy, data collection, data protection and data security, including with respect to the Processing of personal data and the obligation to provide data breach notifications: (i) Laws, (ii) Contracts into which any Seller or Restricted Affiliate has entered with respect to the Business pertaining to the Processing of Personal Data, (iii) written policies pertaining to the privacy, security, or processing of Personal Data, (iv) published policies of Seller with respect to the Business and (v) binding industry standards applicable to the Purchased Assets, including the Payment Card Industry Data Security Standard.

3

“Developing Business Products” means all products and service offerings Exclusively Related to the Business that any Seller or Restricted Affiliate as of the date of this Agreement (i) plans to sell, license, make commercially available or otherwise distribute in the future that are under development as of the date hereof and (ii) has listed on a current product roadmap of the Business.

“Environment” means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exclusively Related to the Business” means exclusively related to, exclusively used in, exclusively developed for or exclusively held for use in the Business.

“Files and Records” means originals or copies of all books, records, ledgers, files, reports, accounts, data, plans and operating records, whether in hard copy, electronic format, magnetic or other media, in any case, Exclusively Related to the Business.

“Fraud” means actual and intentional common law fraud with respect to the making of a representation or warranty set forth in Article V and Article VI, as applicable, by the maker of such representation or warranty; provided that such Person (i) has knowledge of the falsity of such representation or warranty and (ii) has the specific intent to induce another Person to enter into this Agreement and upon which such Person has relied on to its detriment in a manner that constitutes common law fraud under Delaware law. For the avoidance of doubt, the definition of “Fraud” does not include, and no claim may be made in relation to this Agreement or the transactions contemplated hereby for: (i) equitable fraud, constructive fraud, any claim based on constructive knowledge, recklessness or negligent misrepresentation or any equitable claim (including unjust enrichment) or (ii) any other fraud-based claim or theory of liability other than actual and intentional fraud.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States and consistent with the Sellers’ past practices.

“Governmental Entity” means any federal, state, local or foreign government, governmental agency, department, bureau, office, commission, authority, transnational governmental organization or other instrumentality (including governmental, regulatory, self-regulatory or administrative), or court of competent jurisdiction, in each case whether foreign, federal, state or local.

“Hosting and Support Agreement” means the Hosting and Support Agreement substantially in the form attached hereto as Exhibit E.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with all rules and regulations promulgated thereunder.

4

“Indebtedness” means, with respect to any Person and as of any time, without duplication, (in each instance, in the context applicable, including any principal, interest, prepayment penalties, breakage costs, make-whole payments, premiums, fees or any similar amounts): (a) any Liability of any such Person for borrowed money; (b) any Liability of any such Person evidenced by a note, bond, debenture, other debt security or other similar security or instrument; (c) all Liabilities under letters of credit (solely to the extent drawn) and reimbursement obligations with respect to bank guarantees, bankers’ acceptances, performances bonds, surety bonds, fidelity bonds or other similar instruments; (d) Liabilities in respect of all lease obligations of such Person that are capitalized or are required to be capitalized in accordance with GAAP; (e) all Liabilities for the deferred purchase price of goods, property or services; (f) all Liabilities relating to interest rate, foreign exchange or currency protection, swap agreements, collar agreements, caps and similar hedging obligations, in each case assuming such instrument were terminated as of immediately prior to Closing; (g) all guarantees of such Person of any Indebtedness of any other Person as of such time; (h) Liabilities under conditional sale or other title retention agreements; (i) Liabilities owed to any Restricted Affiliate; (j) Liabilities with regard to any Purchased Asset secured by a Lien; and (k) Liabilities for deferred rent and long term deferred revenue.

“Intellectual Property” means (a) Intellectual Property Rights and (b) Proprietary Information Technology.

“Intellectual Property Rights” means all rights, domestic or foreign and whether registered or unregistered, relating to, arising from or associated with intellectual property worldwide, including the following: (a) trademarks and service marks (registered or unregistered), trade dress, trade names, corporate names, brand names, slogans, logos and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith (collectively, the “Trademarks”); (b) inventions, invention disclosures, discoveries, improvements, know-how, methodology, formulas, models, algorithms, systems, processes, computer programs, whether patentable or not, and all patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals and extensions (collectively, the “Patents”); (c) trade secrets, know-how and other rights in confidential, proprietary or other nonpublic information with economic value (collectively, the “Trade Secrets”); (d) rights in Software, including interpreted or compiled Source Code, object code, development documentation, programming tools, drawings, and specifications; (e) copyrights, designs, mask works, and any other works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing and all moral rights in the forgoing (collectively, the “Copyrights”); (f) database rights; (g) Internet web sites, domain names and social media accounts and handles (collectively, the “Domains”); and (h) any other intangible proprietary rights recognized by applicable Law. “Intellectual Property Rights” includes any and all: (i) registrations thereof and applications therefor; (ii) claims, causes of action and defenses relating to the enforcement of any of the foregoing, including for past infringement; (iii) the goodwill associated with any of the foregoing; (iv) all documentation relating to any of the foregoing, including registrations of, applications for the registration of, and renewals and extensions of any of the foregoing with or by any Governmental Entity; and (v) rights equivalent or similar to any of the foregoing.

5

“IP Assignment Agreement” means an IP Assignment Agreement in the form attached hereto as Exhibit B.

“Knowledge” means (i) in the case of the Purchaser Entities, the actual knowledge of the chief executive officer and president or chief financial officer (or persons serving in similar capacities) of such Person, (ii) in the case of the Sellers, the actual knowledge of Kurt Heusner (General Manager of the Business), Mike Fouts (Chief Business Officer of the Business), David Le Strat (Chief Product Officer of the Business), Christina Grealy (Chief Financial Officer of the Business), Antonio Gomes (Chief Legal and Administrative Officer of the Business) and Lisa Mundrake (Senior Director, Legal Counsel), and (iii) in the case of an individual, the actual knowledge of such individual.

“Law” means any foreign, federal, state or local law (including common law), statute, ordinance, rule, regulation (including any rule or regulation of a stock exchange), constitution, treaty, order, determination, injunction, decree or other requirements enacted, adopted, issued or promulgated by any Governmental Entity.

“Liabilities” means any and all debts, liabilities, obligations, commitments, fines, penalties, damages, deficiencies, demands, claims, judgements, causes of action, losses (including losses of benefits) and Taxes of any nature whatsoever, in each case, whether accrued or unaccrued, fixed or variable, known or unknown, asserted or unasserted, absolute or contingent, liquidated or unliquidated, matured or unmatured or determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated or otherwise, including those arising under any Law, proceeding or Order and those arising under any Contract, whether or not required under GAAP to be accrued on any applicable financial statement.

“Licensed Intellectual Property” means any and all Intellectual Property to which any Seller or any Affiliate of Seller receives a license or other right to use pursuant to any Contract in relation to the Business, including Transferred IP Contract.

“Lien” means any mortgage, pledge, license, claim, option, right of first refusal, security interest, encumbrance, lien, easement or charge. A non-exclusive license of Intellectual Property for Business Products granted in the ordinary course of business on Seller’s standard form shall not be deemed to be a Lien. Additionally, non-exclusive licenses of Intellectual Property granted by Seller or its Restricted Affiliate to its contractors, vendors, and service providers in the ordinary course of business where the license or rights granted by a Seller or Restricted Affiliate are to permit the counterparty to use the Intellectual Property solely for the benefit of the Seller or its Restricted Affiliate and subject to customary confidentiality terms shall not be deemed to be a Lien.

“made available” means, with respect to any information, document or other material, that such information, document or material was made available, for review, by the Company or its Affiliates or its Representatives in the virtual data room established by the Company in connection with this Agreement prior to the date and time this Agreement was signed.

6

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (collectively, “Events”) that, individually or in the aggregate, has a material and adverse effect upon (a) the assets, liabilities, financial condition or operating results of the Business, taken as a whole, (b) the value or condition of the Purchased Assets or (c) the ability of the Sellers to consummate the transactions contemplated hereby; provided, however, that none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any Event arising from or relating to (i) general business, industry or economic conditions, including such conditions related to the Business, (ii) the effect of any change that generally affects any industry in which the Business operates (including COVID-19 Measures), (iii) any failure by the Business to meet its internal financial projections, estimates or budgets (provided that the underlying causes of such failure may so constitute or be taken into account unless such underlying causes would otherwise be excepted by another clause of this definition), (iv) national or international political or social conditions (including COVID-19 Measures), including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (v) changes in GAAP or applicable Law (including COVID-19 Measures), (vi) the financial, banking or securities markets in general (including any disruption thereof and any decline in the price of any security or any market index), (vii) any “act of God,” including, but not limited to, weather, natural disasters, earthquakes, epidemics, pandemics and disease outbreaks (including COVID-19), or any applicable Law, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place”, curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, or any material worsening of such conditions threatened or existing as of the date of this Agreement, (viii) any cybersecurity incident not directed exclusively at the Sellers or the Business and which does not have a disproportionate impact on the Business when compared to other similarly situated businesses, (ix) any action taken by or at the direction of any Purchaser Entity or its Affiliates with respect to the Business, the Business Employees, the Purchased Assets, ShareFile or as otherwise contemplated by this Agreement, including any actions in accordance with or pursuant to Section 7.14, (x) any action taken by the Business that is in compliance with the terms of this Agreement or was otherwise taken with the consent of or at the request of any Purchaser Entity or any of their respective Affiliates, or (xi) changes resulting from the announcement or pendency of this Agreement or the transactions contemplated hereunder; provided, however, that any Event arising from or attributable to clauses (i), (ii), (iv), (v) and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such Event has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Offer Letter” means with respect to each Business Employee an employment offer letter by and between a Purchaser Entity (or its designated Subsidiary) and such Business Employee.

“Open Source Software” means Software licensed under any “open source”, freeware and/or source available license, or other Software licensed under similar licensing or distribution models (including but not limited to Software licensed under an open source license approved by the Open Source Initiative, such as any GNU General Public License, GNU Library General Public License, GNU Lesser General Public License, Mozilla License, Berkeley Software Distribution License or Apache licenses).

7

“Order” means any judgment, writ, decree, ruling, injunction, order, award entered, issued, or made by a Governmental Entity, or any settlement agreement entered in connection therewith.

“ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past custom and practice (including, for the avoidance of doubt but only to the extent applicable, recent past custom and practice in light of COVID-19 and COVID-19 Measures).

“Organizational Documents” means as applicable, the articles of incorporation, certificate of incorporation, charter, bylaws, certificate or articles of formation, articles of organization, limited liability company agreement, operating agreement, certificate of limited partnership, partnership agreement, and all other similar governing documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto, and any stockholder, voting or investor agreements entered into between the stockholders, members, partners or other owners of equity interests of such Person.

“Permits” means licenses, permits, certificates, consents, franchises, authorizations, registrations and approvals issued by any Governmental Entity.

“Permitted Liens” means (a) landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’, warehousemens’ and other like Liens arising under applicable Law and for amounts which are not due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing Date, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) zoning, building codes and other land use Laws regulating the use or occupancy of the Transferred Leased Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Transferred Leased Property that are not violated by the current use or occupancy of such Transferred Leased Property or the operation of the Business thereon, (d) easements, permits, restrictive covenants, conditions, rights-of-way and any similar encumbrances or charges that do not materially affect the ability of a Seller to use the Transferred Leased Property in the conduct of the Business, (e) at any time prior to the Closing Date, Liens granted pursuant to the credit facility and the related security documents that Sellers are subject to, all of which shall be released at Closing with regard to the Purchased Assets, (f) Liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (g) Liens under any applicable Law or Order that are not violated in any material respects by the current use of the Transferred Leased Property or the operation of the Business thereon, (h) Liens granted to any lender at the Closing in connection with any financing by the Purchaser Entities of the transactions contemplated hereby, (i) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable, and (j) Liens released at or prior to the Closing (but only to the extent actually released).

8

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, any other unincorporated organization or Governmental Entity.

“Personal Data” means any information or data that identifies, is reasonably capable of being used to identify or could reasonably be identifiable, directly or indirectly, with a particular individual, or any other data or information that constitutes personal data, personally identifiable information, personal information or any analogous term under any applicable Data Protection Requirement.

“Plan” means any employee benefit plan, program or arrangement within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, as well as any benefit or compensation plan, equity compensation plan, arrangement or agreement, phantom stock or any similar direct or indirect phantom ownership plan, arrangement or agreement, health, welfare, bonus, fringe benefit, severance or termination, sick pay and/or vacation, profit sharing, compensation, pension, savings, nonqualified deferred compensation, insurance, post-retirement health or welfare benefit, life, holiday, employment, individual consulting, incentive, commission, retention, change in control, and any other similar plan, program, policy, agreement or arrangement other than any “multiemployer plan” (as defined under Section 3(37) of ERISA) or any plans or arrangements sponsored or required to be maintained by any Governmental Entity.

“Pre-Closing Occurrence” means any pre-Closing claim, occurrence, event or loss that has been incurred but not reported that could or does result in a matter covered under any Insurance Policy.

“Processing” means any operation or set of operations which is performed on personal data, whether or not by automated means, including collection, recording, organizing, structuring, storage, adaption, alteration, moderation, retrieval, consultation, use, disclosure, transmission, dissemination, control or otherwise making available, alignment or combination, erasure or destruction, restriction or transfer (including cross-border transfers).

“Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, AI Technology, protocols, machine learning models, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

9

“Purchased Intellectual Property” means all Intellectual Property owned (or purported to be owned) by the Sellers and any of their Affiliates that is Exclusively Related to the Business (including with respect to the Business Products or the Developing Business Products). Purchased Intellectual Property includes the Registered Purchased IP listed on Section 5.7(b) of the Disclosure Schedules.

“Purchaser Fundamental Representations and Warranties” means the representations and warranties of the Purchaser Entities set forth in Sections 6.1 (Organization) and 6.2 (Authorization and Enforceability).

“R&D Sponsor” means any Governmental Entity, university, college, other educational institution, military or government-funded research center that has provided grants to a Seller or any Restricted Affiliate to develop, invent or create any Purchased Intellectual Property.

“Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority anywhere in the world, including the United States Patent and Trademark Office or United States Copyright Office, including issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, and domain name registrations and applications.

“Registered Purchased IP” means all Purchased Intellectual Property that is Registered Intellectual Property.

“Representative” means, with respect to any Person, each of such Person’s directors, officers, employees, shareholders (if such Party is a corporation, a company limited by shares or similar entity), participants or members (if such Party is a limited liability company or similar entity), partners (if such Party is a partnership or similar entity), attorneys-in-fact, financial advisers, counsel, and other authorized agents and third-party representatives of such Person.

“Restricted Affiliates” means Topco and its Subsidiaries.

“Restricted Area” means anywhere in the world.

“Restricted Period” means the period commencing on the date of this Agreement and ending on the third (3rd) anniversary of the Closing.

“Retained IP License Agreement” means the Retained IP License Agreement in substantially the form attached hereto as Exhibit G.

“Seller Fundamental Representations and Warranties” means the representations and warranties of the Sellers set forth in Section 5.1 (Organization), Section 5.2 (Authorization and Enforceability), Section 5.3(a) and (b) (No Conflict or Violation), Section 5.21 (ShareFile), Section 5.22 (Sufficiency of Assets) and Section 5.25(b) (Absence of Certain Changes).

“Seller Plan” means each Plan that is sponsored, maintained, contributed to or required to be contributed to by one or more Sellers or any of their Affiliates which provides compensation or benefits to any Business Employee (or their spouse or dependents), in each case other than a ShareFile Plan.

10

“Seller Transaction Expenses” means all fees, costs and expenses accrued, incurred or otherwise payable on account of services provided by any third party to the Sellers or any of their pre-Closing Affiliates at or prior to Closing (including, but not limited to, the Company and ShareFile), in each case, in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants) and the transactions contemplated hereby.

“ShareFile” means ShareFile, LLC, a Delaware limited liability company.

“ShareFile Plan” means each Plan (i) that is sponsored, maintained or contributed to solely for the direct or indirect benefit of any Business Employees (or any of their spouses or dependents), or (ii) with respect to which the Purchaser Entities has or will following the Closing Date have any Liability.

“Software” means all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies (whether in object code, or Source Code, a scripting language, or other form), including APIs, SDKs, libraries, subroutines and other components thereof, (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections, and (iii) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Source Code” means Software source code, including related programmer comments and annotations.

“Standard Inbound Licenses” means Contracts for Third-Party Intellectual Property used (or held for use) in the Business and is licensed to the Sellers that is generally, commercially available software that (a) is licensed for an annual fee under $100,000, and (b) is not incorporated into or integrated with the Business Products or Developing Business Products.

“Subsidiary” of any Person means any corporation, partnership, association, trust or other form of legal entity of which fifty percent (50%) or more of the voting power of the board of directors or managers or outstanding voting securities is directly or indirectly held or owned by such Person.

“Tax” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding tax, or other similar governmental charges of any kind whatsoever, whether disputed or not, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

11

“Tax Return” means any return, statement, schedule, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information and including any amendment thereof) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third-Party Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by a third party.

“Top Current Customers” means the top twenty (20) Current Customers by annual recurring revenue as of August 31, 2024.

“Top Current Vendors” means the top twenty (20) vendors of the Business by annual spend as of July 22, 2024.

“Topco” means Picard Holdco, Inc., a Delaware corporation and indirect parent of the Company.

“Training Data” means training data, validation data, and test data or databases (including any Seller’s or its Restricted Affiliates’ customer data) used to train or improve AI Technology.

“Transaction Documents” means this Agreement and the following agreements and documents: (a) Bill of Sale, Assignment and Assumption Agreement; (b) IP Assignment Agreement; (c) Transition Services Agreement; (d) Retained IP License Agreement; and (e) Hosting and Support Agreement.

“Transferred IP Contracts” means all Contracts set forth on Schedule 2.1(a)(i)(1).

“Transferred Leased Property” means the real property set forth on Section 5.20 of the Disclosure Schedules.

“Transferred Plans” means each Seller Plan or ShareFile Plan designated as a “Transferred Plan” on Section 5.14(b)(iii) of the Disclosure Schedules.

“Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit C.

“Unit Power” means the Unit Power in substantially the form attached hereto as Exhibit F.

“Vista Best Practices” means Vista’s and its Affiliates’ standard operating procedures and certain other proprietary and confidential information of Vista and/or any of its applicable Affiliates related thereto, including any (a) management training programs developed by Vista or any of its Affiliates, (b) confidential white papers prepared by or at the direction of Vista or any of its Affiliates and (c) data collected in connection with annual audits of the Business related to the Vista Best Practices conducted each year during which any Seller has, directly or indirectly, owned any Purchased Asset.

“Working Capital Adjustment” means an amount equal to $25,000,000.

12

Article II
PURCHASE AND SALE OF THE PURCHASED ASSETS

Section 2.1            Sale of Purchased Assets.

(a)            Purchased Assets. Subject to the terms and upon the conditions set forth herein, at the Closing, the Company will, and will cause the Seller Subsidiaries to, sell, convey, transfer, assign and deliver to the applicable Purchaser Entities, free and clear of any Liens (other than any Permitted Lien), and the Purchaser shall, and shall cause the applicable Purchaser Entities to, purchase and accept from the Sellers, all Sellers’ right, title and interest in, to and under all assets (except as otherwise expressly described herein) Exclusively Related to the Business, including the following assets (collectively, the “Purchased Assets”):

(i)            each Contract Exclusively Related to the Business, including the Contracts set forth on Schedule 2.1(a)(i)(2), and the Transferred IP Contracts set forth on Schedule 2.1(a)(i)(1) (together, as set forth on Schedule 2.1(a)(i) hereto, the “Assigned Contracts”), but excluding any Non-Assigned Contract or Bundled Contract and excluding any employment-related agreements (with the exception of the Transferred Plans);

(ii)           all personal property and interests therein, including furniture, furnishings, office equipment, communications equipment, machinery and equipment and spare parts, tools, prototypes, tangible models and other tangible property and all replacement parts therefor, that is owned, leased or used by the Sellers or ShareFile, or otherwise physically located on the Transferred Leased Property, that is Exclusively Related to the Business;

(iii)          the Business Products and the Developing Business Products, and the revenue generated by each from and after the Closing;

(iv)          the Purchased Intellectual Property;

(v)           the Files and Records;

(vi)          one hundred percent (100%) of the membership interests of ShareFile (the “Purchased Shares”);

(vii)         any personnel files Exclusively Related to the Transferred Employees (to the extent transfer or providing copies is not prohibited by applicable Law);

(viii)         all of the Sellers’ claims, refunds, Actions, causes of action, choses in action, rights of recovery and rights of setoff or counterclaim of any kind that accrued prior to the Closing Date Exclusively Relating to any Purchased Asset or Assumed Liability;

13

(ix)           the sponsorship of any and all of the assets relating to, maintained pursuant to or in connection with, and any insurance, administration or other Contracts relating to, the ShareFile Plans;

(x)            all advertising, marketing and promotional materials, studies, reports and all other printed or written materials Exclusively Relating to the Business Products and the Developing Business Products;

(xi)           any rights, including with regard to revenue, that the Purchaser Entities would have in, to or under any Non-Assigned Contracts as if such Non-Assigned Contracts were assigned to a Purchaser Entity at Closing;

(xii)          any rights under any Bundled Contract solely as they relate to the Business Products as if such Contract had been assigned solely with regard to such Business Products;

(xiii)         Business Permits Exclusively Related to the Business or the Transferred Leased Property (the “Transferred Permits”);

(xiv)        any and all rights to receive communications addressed to any Seller and Exclusively Related to the Business;

(xv)         all minute books, stock records, company seals, or Organizational Documents Exclusively Related to the Business and Purchased Assets; and

(xvi)        any and all other assets of the Sellers Exclusively Related to the Business or otherwise material to the operation of the Business.

(b)           Retained Assets. Notwithstanding anything herein to the contrary (except as set forth in Section 2.1(a)), the Sellers and their respective Affiliates will retain and not sell, transfer, assign or convey any of the following assets of the Sellers (collectively, the “Retained Assets”):

(i)            all cash, bank deposits and cash equivalents of the Sellers;

(ii)           all accounts and notes receivable of the Sellers;

(iii)          any minute books, stock records, company seals, Organizational Documents of the Sellers, other than those expressly contemplated by Section 2.1(a)(xv);

(iv)          any Tax Returns, or other company or Tax related files and records of the Sellers;

(v)           any Tax refunds or claims for Tax refunds or other Tax related benefits or assets of the Sellers, and any Tax refunds related to the Purchased Assets or the Business attributable to periods (or portions thereof) ending on or prior to the Closing Date;

14

(vi)          any of the Sellers’ rights in, to or under any Contracts that are not Assigned Contracts, except as contemplated pursuant to Section 2.1(a)(xi);

(vii)         any of the Sellers’ rights in, to or under any Bundled Contract, except as contemplated pursuant to Section 2.1(a)(xii);

(viii)        sponsorship of and any assets maintained pursuant to or in connection with any Seller Plan;

(ix)           any of the Sellers’ rights in or to any Intellectual Property that is not Purchased Intellectual Property, including without limitation the Restricted Marks; and

(x)            any rights which accrue or will accrue to the Sellers under this Agreement and the other Transaction Documents.

Section 2.2            Sale at Closing Date. The sale, transfer, assignment and delivery by the Sellers of the Purchased Assets to the Purchaser Entities, as herein provided, shall be effected on the Closing Date by the Bill of Sale, Assignment and Assumption Agreement and the IP Assignment Agreement.

Section 2.3            Assumed Liabilities and Excluded Liabilities.

(a)            Assumption of Liabilities. Subject to the terms and conditions set forth herein, including Section 2.3(b) and Section 7.9, at the Closing, the Purchaser shall, or shall cause another Purchaser Entity to, assume and agree to pay, perform and discharge when due in accordance with their respective terms all obligations and Liabilities (except as otherwise provided herein), whether arising before, on or after the Closing and solely to the extent that such Liabilities (x) do not arise as a result of any breach by any Seller of any Assigned Contract, and (y) are Exclusively Related to the Business or the Purchased Assets, other than, in all cases, the Excluded Liabilities (collectively, the “Assumed Liabilities”), including the following:

(i)            all Liabilities under the Assigned Contracts;

(ii)           all Liabilities directly related to or resulting from any right conveyed to Purchaser pursuant to any Non-Assigned Contract or any Bundled Contract pursuant to Section 2.1(a)(xi) or Section 2.1(a)(xii), as applicable;

(iii)          all Liabilities in respect of the Business Products or Developing Business Products developed, sold or licensed, or services provided, marketed or sold, by the Business at any time before, on or after the Closing Date;

(iv)          all Liabilities for Taxes with respect to the operation of the Business or the ownership or use of the Purchased Assets relating to any period (or portion thereof) beginning after the Closing Date;

(v)           all Liabilities arising as a result of being the owner or occupant of, or operator of the activities conducted at, the Transferred Leased Property at any time, including all obligations and Liabilities relating to personal injury, property damage, the Environment or waste disposal;

15

(vi)         all maintenance and prosecution fees and expenses which may be required or necessary to maintain or prosecute the Intellectual Property included in the Purchased Assets;

(vii)        all Liabilities in respect of the Transferred Plans;

(viii)       all Liabilities in respect of the agreements set forth on Schedule 2.3(a)(viii), together with the employer’s portion of any employment Taxes associated with such payments and obligations, regardless of whether or not such Liabilities are in respect of a Transferred Plan, excluding any incremental amounts awarded pursuant any amendments to such agreements;

(ix)          all Liabilities in respect of (A) the Executive Transaction Bonus Agreements, other than the Seller Portion of the Executive Transaction Bonus Agreement Liabilities and other than any severance payable upon the executive’s failure to accept an offer of employment from Purchaser that is compliant with the requirements of Section 7.9; and (B) any severance payable upon Purchaser’s failure to make offers of employment to such executives that are compliant with the requirements of Section 7.9;

(x)            Liabilities under the Retention Cash Long-Term Incentive awards listed on Schedule 2.3(a)(x) (collectively, the “LTI Awards”), determined by multiplying such Liability by a fraction equal to the number of days that elapse from the Closing Date to the end of the LTI performance period, divided by 365, together with the employer’s portion of any employment Taxes associated with such payments and obligations (such amount, the “Purchaser’s Portion of the LTI Awards”);

(xi)          all Liabilities in respect of any accrued and unpaid bonuses owed to any Transferred Employee under the Cloud Software Group Corporate Incentive Plan, the Cloud Software Group Sales Incentive Plan, the Cloud Software Group Parent Bonus Award Policy and the Employee Referral Program (collectively, the “Bonus Plans”), together with the employer’s portion of any employment Taxes associated with such payments and obligations, other than the Seller Portion of the Other Bonus Liabilities;

(xii)         except as excluded under Section 2.3(b), all Liabilities relating to the employment or termination of employment of any Transferred Employees;

(xiii)        all other Liabilities solely to the extent Exclusively Related to the Business or arising out of or relating to the ownership or use of the Purchased Assets, whether arising before, on or after the Closing Date.

16

The Parties acknowledge and agree that, from and after the Closing, the Purchaser Entities shall bear all the Liabilities relating to, and shall indemnify and hold harmless Sellers and their respective Affiliates from and against Liabilities incurred with respect to, any Assumed Liabilities.

(b)           Excluded Liabilities. Except as specifically enumerated in Section 2.3(a), Purchaser and its Affiliates shall not assume and shall not be obligated to pay, perform or discharge, any Liabilities of the Sellers or their Affiliates of any nature whatsoever (except as otherwise expressly provided herein) whether arising before, on or after the Closing (the “Excluded Liabilities”), and the Sellers shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities that they are obligated to pay and satisfy, including, without limitation, the following:

(i)            all Indebtedness related to the Business or Purchased Assets;

(ii)           all accounts payable and accrued liabilities of the Sellers and any other Liabilities of a type to be reflected on the financial statements of the Business or in the notes thereto and accrued or required to be accrued pursuant to GAAP through the Closing;

(iii)          all Liabilities of the Sellers or their Affiliates (other than ShareFile) (A) for Taxes (1) with respect to their operation of the Business or the ownership or use of the Purchased Assets relating to any period (or portion thereof) ending on or before the Closing Date, or (2) that arise out of the consummation of the transactions contemplated hereby, and (B) that arise out of the consummation of the transactions contemplated hereby, including the Seller Transaction Expenses (in each case, excluding Conveyance Taxes);

(iv)          all Liabilities for Taxes of ShareFile that are attributable to taxable periods (or portions thereof) that end on or before the Closing Date;

(v)           all Liabilities directly relating to or arising under any Retained Asset;

(vi)          any and all Liabilities relating to or arising out of any Non-Assigned Contract and Consent not obtained prior to the Closing in connection therewith except to the extent expressly contemplated by Section 2.3(a)(ii);

(vii)         all Liabilities relating to Business Employees who are not Transferred Employees and all Liabilities relating to Sellers’ termination of Transferred Employees, in each case, with the exception of any Liabilities of Purchaser and its Affiliates arising under Section 7.9;

(viii)        all Liabilities arising under or relating to any Seller Plan or ShareFile Plan other than the Transferred Plans, except as expressly contemplated herein;

(ix)          all Liabilities owed in respect of transaction and long-term incentive bonuses to any Transferred Employee pursuant to the transaction bonus and retention agreement signed by the Company and such Transferred Employee and set forth on Schedule 2.3(b)(ix) (such agreements, collectively, the “Executive Transaction Bonus Agreements”), together with the employer’s portion of any employment Taxes associated with such payments and obligations (such Liabilities, collectively, the “Seller Portion of the Executive Transaction Bonus Agreement Liabilities”);

17

(x)           all Liabilities of any nature whatsoever, directly or indirectly, accruing or arising or otherwise relating to the period prior to the Closing with respect to Business Employees, with the exception of any Liabilities of Purchaser and its Affiliates expressly assumed under Section 2.3(a) or Section 7.9; provided, however, in the event that Purchaser is able to recover in connection with any such amounts from any of its insurance policies, the Excluded Liabilities contemplated by this Section 2.3(a)(x) shall be reduced by the net amount (after taking into account any costs personally incurred by Purchaser with regard to such recovery) recovered in connection therewith;

(xi)          all Liabilities under the LTI Awards, regardless of whether or not such Liabilities are part of a Transferred Plan, with the exception of the Purchaser’s Portion of the LTI Awards;

(xii)         a pro rata portion of all Liabilities in respect of any accrued and unpaid bonuses and commissions arising under the Bonus Plans that are the Cloud Software Group Corporate Incentive Plan and the Cloud Software Group Sales Incentive Plan, and owed to a Transferred Employee, regardless of whether or not such bonuses or commissions are part of a Transferred Plan, to the extent relating to services provided prior to the Closing, with the extent of such Liabilities determined by dividing (A) the number of days that elapsed from the first day of the applicable performance period under applicable Bonus Plan until the Closing Date by (B) 365 (which product, for the avoidance of doubt, shall in no event be more than one and any product more than one shall be deemed for all purposes hereunder to be equal to one), and then multiplying such product by the Liabilities owed to each such Transferred Employee, together with the employer’s portion of any employment Taxes associated with such payments and obligations (such amount, the “Seller Portion of the Other Bonus Liabilities”); and

(xiii)        any and all Liabilities relating to or arising out of any Bundled Contract except to the extent expressly contemplated by Section 2.3(a)(ii).

The Parties acknowledge and agree that, from and after the Closing, the Sellers shall bear all the Liabilities relating to, and shall indemnify and hold harmless the Purchaser Entities and their respective Affiliates from and against Liabilities incurred with respect to, any Excluded Liabilities.

18

Section 2.4            Non-Assigned Contracts.

(a)            Subject in all instances to Section 7.17, Purchaser acknowledges that, in connection with the consummation of the transactions contemplated hereby, certain Contracts between a Seller, on the one hand, and a third party, on the other hand, that are included in the Purchased Assets, require such third party’s Consent to the assignment of such Contracts. The Sellers shall use reasonable best efforts to cooperate with Purchaser to obtain the Consent required to sell, assign, convey, deliver or transfer any other Purchased Asset, and to obtain the unconditional release of Sellers so that the Purchaser Entities shall be solely responsible for the Liabilities associated therewith. Subject in all instances to Section 7.17, if any required Consent for any assignment of any Contract that is a Purchased Asset is not obtained prior to the Closing (each, a “Non-Assigned Contract” and collectively, the “Non-Assigned Contracts” which, for the avoidance of doubt, shall not include any Bundled Contracts), then, until the earliest of (i) such time as such Consent or Consents are obtained, (ii) the expiration of the term of such Contract in accordance with its current term or the execution of a replacement Contract following the Closing by Purchaser or its Affiliates and the date that is one (1) year following Closing (such earlier date, the “Applicable End Date”), the Sellers shall use reasonable best efforts to cooperate with Purchaser to the extent permitted by Law in any arrangement reasonably necessary to (x) provide Purchaser, to the fullest extent practicable, the claims, rights and benefits of any such Purchased Assets, (y) subject to the last sentence of this Section 2.4(a), cause Purchaser to assume and bear all Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) and (z) enforce for the benefit of Purchaser any and all rights of Sellers and their Affiliates thereunder (including rights against any other party thereto arising out of any breach or cancellation of any such Contract by such other party); provided, that, subject to the last sentence of this Section 2.4(a), notwithstanding anything herein to the contrary, neither the Company, the Sellers nor any of their Affiliates will have any obligation to pay any consideration, offer or grant any financial accommodation or other benefit, release any claim or right or subject itself to any Liability in connection with the foregoing. In furtherance of the foregoing, Purchaser will promptly pay, perform or discharge when due any Liability (including any liability for Taxes) arising thereunder or with respect thereto after the Closing; provided that the Sellers shall reasonably cooperate in facilitating Purchaser’s compliance with the foregoing clause, including by promptly providing copies of invoices with respect to any payment obligations and, to the extent reasonably necessary, making such payments on behalf of Purchaser (subject to Purchaser’s prompt reimbursement of Seller therefor). Notwithstanding anything in this Agreement to the contrary, (i) subject to the last sentence of this Section 2.4(a), the foregoing shall not include any requirement or obligation of the Company, the Seller Subsidiaries or any of its Affiliates to pay any consideration, offer or grant any financial accommodation or other benefit, release any claim or right or subject itself to any Liability, (ii) the foregoing shall not include any requirement or obligation of the Company in respect of any Bundled Contract and (iii) nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms non-assignable without the consent of the other party. Notwithstanding anything contained herein to the contrary, to the extent that any Non-Assigned Contract relates to any shared engineering related services that are material to the operations of the Business, and the obtaining of such Consent results in any Liability or additional costs to Purchaser, then Sellers and Purchaser shall each bear one-half of such Liabilities or additional costs.

19

(b)           From and after the Closing until the Applicable End Date with regard to a Non-Assigned Contract, for so long as Seller is not in breach of its obligations pursuant to this Section 2.4 with respect to such Non-Assigned Contract, Purchaser shall pay, perform and discharge, in a timely manner and in accordance with the terms thereof, any obligations of the Sellers or its Affiliates to the extent arising out of, in connection with or relating to any Non-Assigned Contract. In addition, from and after the Closing until the Applicable End Date with regard to a Non-Assigned Contract, for so long as Seller is not in breach of its obligations with respect to such Non-Assigned Contract pursuant to this Section 2.4, Purchaser shall indemnify, defend and hold harmless the Sellers and its Affiliates from any claim of breach or non-fulfillment of Business services under any Non-Assigned Contract that is (i) a master services agreement or similar agreement pursuant to which both Business services and other services are provided, or (ii) an agreement signed by a Seller or its Affiliates pursuant to which Business services are provided.

(c)            The Sellers will not amend, modify, extend, terminate or grant any consent or waiver in connection with any Non-Assigned Contract in a manner that adversely affects the terms and conditions of the Non-Assigned Contract without the prior written consent of the Purchaser Entities.

(d)            To the extent any such Consent is not obtained or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Law or Order, neither this Agreement nor the Bill of Sale, Assignment and Assumption Agreement shall constitute an assignment or an attempted assignment of such Contract.

Article III
PURCHASE PRICE

Section 3.1           Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the consideration for the sale, transfer, assignment, conveyance and delivery by the Sellers of the Purchased Assets to Purchaser Entities and their designees (the “Purchase Price”) shall be: (i) the Base Consideration (the “Closing Payment”) minus the Working Capital Adjustment and shall include (ii) the Purchaser Entities’ assumption of the Assumed Liabilities (as provided in Section 2.3(a)).

Section 3.2           Withholding. The Purchaser Entities or any of their authorized agents shall be entitled to deduct and withhold from the Closing Payment otherwise payable pursuant to this Agreement to any Person such amount as the Purchaser Entities or any of its authorized agents are required to deduct and withhold with respect to such payment under the Code, Treasury Regulations or any other provision of applicable Law. The Purchaser Entities or any of their authorized agents shall provide written notice of intent to withhold to the Sellers at least five (5) Business Days prior to such withholding. The Purchaser Entities shall afford the Sellers the opportunity, and the Parties shall cooperate in good faith, to reduce or eliminate any such deduction or withholding. To the extent that amounts are so withheld and paid to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

20

Article IV
CLOSING

Section 4.1           Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 12:00 P.M. Eastern Time, on the third (3rd) Business Day after all the conditions to the Closing set forth in Section 4.2 are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), remotely via the exchange of electronic documents or at such other time, date or place as the Sellers and the Purchaser Entities may mutually agree upon in writing; provided, however, that if the conditions to the Closing set forth in Section 4.2 are satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions) on a date that is seven (7) days or fewer before the end of a month, the Closing shall take place at 12:01 A.M. Eastern Time on the last Business Day of such month; provided, further, however, if the conditions to the Closing set forth in Section 4.2 are satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions) on a date that is seven (7) days or fewer before the end of the Company’s fiscal quarter, the Closing shall take place at 11:59 P.M. Eastern Time on the last Business Day of such fiscal quarter. The actual date and time of the Closing are herein referred to as the “Closing Date.”

Section 4.2            Conditions to the Obligations of the Parties.

(a)            Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions contemplated by this Agreement and the other Transaction Documents are subject to the satisfaction, at or prior to the Closing, of the following conditions:

(i)            there shall not be any applicable Law or Order in effect that, in each case, makes illegal, prevents, prohibits or otherwise prevents the consummation of the transactions contemplated hereby or by any other Transaction Document; and

(ii)           any applicable waiting period under the HSR Act shall have expired or been terminated and all approvals required pursuant to the Antitrust Laws as specified in Schedule 7.3(a) shall have been obtained with respect to the transactions contemplated by this Agreement.

(b)            Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents are subject to the satisfaction (or written waiver by the Purchaser), at or prior to the Closing, of the following conditions:

(i)            (A) the representations and warranties of the Sellers contained in this Agreement (other than the Seller Fundamental Representations and Warranties) shall be true and correct in all respects (without giving effect to any qualification as to “materiality,” “in all material respects,” “Material Adverse Effect”, or words of like meaning set forth therein) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct (without giving effect to any qualification as to “materiality,” “in all material respects,” “Material Adverse Effect” or words of like meaning set forth therein) as of such specified date or time, as though made on and as of such date or time in all respects), except where the failure of any such representations and warranties to be so true and correct, would not, individually or in the aggregate, have a Material Adverse Effect, (B) the Seller Fundamental Representations and Warranties (other than Section 5.25(b) (Absence of Certain Changes)) shall be true and correct in all material respects (without giving effect to any qualification as to “materiality,” “in all material respects,” “Material Adverse Effect” or words of like meaning set forth therein) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct (without giving effect to any qualification as to “materiality,” “in all material respects,” “Material Adverse Effect” or words of like meaning set forth therein) in all material respects as of such specified date or time, as though made on and as of such date or time), and (C) the representations and warranties of Sellers contained in Section 5.25(b) (Absence of Certain Changes) shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing Date with the same effect as thought made at and as of such date;

21

(ii)           the covenants, conditions and agreements contained in this Agreement required to be complied with or performed by the Sellers on or before the Closing Date shall have been complied with and performed in all material respects;

(iii)          the Company shall have delivered to the Purchaser a certificate from its Chief Executive Officer or Chief Financial Officer (or if no such officer exists, then another legal officer or authorized signatory of the Company) dated as of the Closing Date certifying that the conditions specified in Sections 4.2(b)(i) and 4.2(b)(ii) have been satisfied;

(iv)          all Liens (other than Permitted Liens) relating to the Purchased Assets shall have been released in full, and the Company shall have delivered to Purchaser written evidence of the release of such Liens;

(v)           the Company shall have delivered to the Purchaser the documents listed in Section 4.3(b), each of which shall be in full force and effect; and

(vi)             the Company shall have delivered to the Purchaser (or Purchaser Entities, if so directed by the Purchaser) the Purchased Assets set forth in Section 2.1(a), including delivering the Files and Records (excluding, for the avoidance of doubt, all data to be delivered pursuant to the data migration set forth on Schedule B of the Transition Services Agreement).

(c)           Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement and the other Transaction Documents are subject to the satisfaction (or written waiver by the Seller), at or prior to the Closing, of the following conditions:

(i)            (A) the representations and warranties of the Purchaser Entities contained in this Agreement (other than the Purchaser Fundamental Representations and Warranties) shall be true and correct in all respects (without giving effect to any qualification as to “materiality,” “in all material respects,” “Material Adverse Effect” or words of like meaning set forth therein) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct (without giving effect to any qualification as to “materiality,” “in all material respects,” “Material Adverse Effect” or words of like meaning set forth therein) as of such specified date or time, as though made on and as of such date or time in all respects), except where the failure of any such representations and warranties to be so true and correct, would not, individually or in the aggregate, have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement and (B) the Purchaser Fundamental Representations and Warranties shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct in all material respects as of such specified date or time as though made on and as of such date or time);

22

(ii)           the covenants, conditions and agreements contained in this Agreement required to be complied with or performed by the Purchaser Entities on or before the Closing Date shall have been complied with and performed in all material respects;

(iii)          each Purchaser shall have delivered to the Company a certificate from its Chief Executive Officer or Chief Financial Officer (or if no such officer exists, then another legal officer or authorized signatory of each Purchaser) dated as of the Closing Date certifying that the conditions specified in Sections 4.2(c)(i) and 4.2(c)(ii) have been satisfied; and

(iv)          the Purchaser shall have delivered to the Company the documents listed in Section 4.3(a), each of which shall be in full force and effect.

(d)           Frustration of Closing Conditions. Neither the Sellers nor the Purchaser Entities may rely on the failure of any condition set forth in this Section 4.2 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the closing conditions of each such other Party to be satisfied.

Section 4.3            Closing Deliverables.

(a)           At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller:

(i)            duly executed counterparts to the Bill of Sale, Assignment and Assumption Agreement;

(ii)           duly executed counterparts to the IP Assignment Agreement;

(iii)          duly executed counterparts to the Transition Services Agreement;

(iv)          duly executed counterparts to the Hosting and Support Agreement; and

(v)           duly executed counterparts to the Retained IP License Agreement.

23

(b)           At the Closing, the Company shall deliver, or cause to be delivered, to the Purchaser:

(i)            duly executed counterparts to the Bill of Sale, Assignment and Assumption Agreement;

(ii)           duly executed counterparts to the IP Assignment Agreement;

(iii)          duly executed counterparts to the Transition Services Agreement;

(iv)          duly executed counterparts to the Hosting and Support Agreement;

(v)           duly executed counterparts to the Retained IP License Agreement;

(vi)          the Purchased Assets, including any Files and Records (except to the extent the delivery thereof is contemplated under the Transition Services Agreement);

(vii)         duly executed Internal Revenue Service Form W-9s from each Seller;

(viii)        a certificate of good standing of ShareFile from the Secretary of State of the State of Delaware dated within seven (7) days of the Closing Date;

(ix)           duly executed counterparts to the Unit Power; and

(x)            all of the Transferred Permits.

Article V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as otherwise set forth in the disclosure schedules, dated as of the date hereof, delivered by the Sellers to the Purchaser Entities in connection with this Agreement (the “Disclosure Schedules”), the Company on behalf of the Sellers and ShareFile, hereby represents and warrants to the Purchaser as follows:

Section 5.1            Organization. Each Seller and ShareFile is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, formation or incorporation, and has all necessary power and authority to own, operate or lease its properties and assets now owned, operated or leased by it, including the Purchased Assets, and to conduct the Business as now conducted. Each Seller and ShareFile is duly licensed, qualified to do business and is in good standing in every jurisdiction in which the character of the Purchased Assets or the Business makes such qualification necessary, except where such qualification would not have a Material Adverse Effect. The Company has made available to Purchaser a correct and complete copy of the Organizational Documents, as amended to date, of ShareFile, and each of the foregoing documents is in full force and effect. The Company owns, directly or indirectly, all of the Equity Securities of, and has the power to direct or cause the direction of the management and policies of, each Seller Subsidiary. Each Seller and ShareFile is and has been in compliance with the provisions of its respective Organizational Documents. Section 5.1 of the Disclosure Schedules sets forth a true, correct and complete list of each director, officer and manager of ShareFile. Other than the Sellers, no Subsidiary or Affiliate of any Seller owns or holds any asset that Exclusively Relates to the Business.

24

Section 5.2            Authorization and Enforceability. Each Seller has all necessary power and authority to enter into this Agreement and each other Transaction Document to which such Seller is a party and to carry out its obligations and consummate the transactions contemplated hereunder and thereunder. The execution and delivery of the Transaction Documents and the performance of each Seller’s obligations thereunder have been duly authorized by all necessary corporate or other action, and no other action or proceeding on the part of the Sellers or ShareFile are necessary to authorize and approve the execution, delivery and performance by any Seller or ShareFile of the Transaction Documents or the consummation of the transactions contemplated thereby, including this Agreement. This Agreement and such other Transaction Documents to which any Seller is a party have been duly and validly executed by each Seller party thereto and, when executed and delivered to the Purchaser Entities, constitute valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity (the “Bankruptcy and Equity Exception”).

Section 5.3           No Conflict or Violation. Other than as set forth on Section 5.3 of the Disclosure Schedules, the execution, delivery and performance by each Seller of this Agreement and each other Transaction Document to which such Seller is a party, and the performance of such Transaction Documents by the Sellers and the consummation of the transactions contemplated hereby and thereby, does not and will not violate, conflict with, result in a breach in any respect of, or constitute (with due notice, lapse of time or both) a material default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any Consent under, or otherwise give rise to any Liability or result in the loss of any benefit under, or result in the creation or imposition of any material Lien (other than a Permitted Lien) upon any of the Purchased Assets, under any provision of (a) the Organizational Documents of any Seller or ShareFile, (b) any Law or any Order applicable to any Seller, ShareFile, the Business or the Purchased Assets, (c) any Contract with a Top Current Customer or a Top Current Vendor, or (d) any Permit or Material Contract by which ShareFile or any Purchased Asset is exclusively bound.

Section 5.4          Government Consents and Approvals. Except as set forth on Section 5.4 of the Disclosure Schedules, the execution and delivery of the Transaction Documents by the Sellers do not, and the performance of the Transaction Documents by the Sellers and the consummation of the transactions contemplated hereby and thereby will not, require any Consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity.

25

Section 5.5            Financial and Commercial Information.

(a)            Section 5.5(a) of the Disclosure Schedules sets forth (i) the statements of income of the Business for the fiscal year ended November 30, 2023 and the period beginning on December 1, 2023 and ending on June 2, 2024 (the “Income Statements”), and (ii) certain annual recurring revenue information of the Business as of November 30, 2023 and June 2, 2024 (the “Commercial Information”). The Income Statements fairly present in all material respects the results of the operations of the Business for the periods indicated. The Commercial Information was derived from the books and records of the Company. The Commercial Information fairly presents in all material respects the annual recurring revenue of the Business as of the date they were prepared. The Commercial Information has not been prepared in accordance with GAAP, and the Purchaser acknowledges that the Company is not making any representation or warranty with respect to such information, except as set forth in the two immediately preceding sentences.

(b)           The total assets and total revenues (both after intercompany eliminations) of the Business constitute twenty (20) percent or less of the total assets and total revenues, respectively, of the Seller and its Subsidiaries consolidated as of and for the most recently completed fiscal year.

(c)           Other than the Income Statements, a full and complete set of financial statements (including all notes and related schedules thereto) for the Business have not previously been prepared.

(d)           For the periods in which financial statements of the Business would be required in accordance with Rule 3.05(a) of Regulation S-X, the Business was not a separate entity, subsidiary, operating segment (as such terms are defined in GAAP) or division.

(e)           Seller has not maintained the distinct and separate accounts necessary to present financial statements that, in the absence of Rule 3.05(e) of Regulation S-X, would satisfy the requirements of Rule 3.05(a) of Regulation S-X and it is impracticable for Seller to prepare such financial statements.

Section 5.6           Relevant Entities. Section 5.6 of the Disclosure Schedules sets forth a list of all Persons that (i) own any Purchased Assets, (ii) are parties to any Assigned Contracts, or (iii) employ any Business Employees.

Section 5.7            Intellectual Property.

(a)           Section 5.7(a) of the Disclosure Schedules sets forth a true, accurate and complete list (by name and version number) of all Business Products and all Developing Business Products for which development has begun.

26

(b)           Section 5.7(b) of the Disclosure Schedules sets forth a true, accurate and complete list of all Registered Purchased IP and all material common law Trademarks used by Seller or its Affiliates in connection with the Business (including in connection with any Business Products). Each Seller or its respective Restricted Affiliate has maintained all material Registered Purchased IP, including by making all filings and payments or maintenance or similar fees in a timely manner. The Registered Purchased IP is subsisting, valid and enforceable (or in the case of applications, applied for) and all material documents, recordations and certificates in connection with such Registered Purchased IP currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Purchased IP and recording the Sellers’s ownership interests therein. There are no breaks in chain-of-title for material Registered Purchased IP. The Sellers have made available to Purchaser tangible copies of all of the Sellers’s pending foreign patent applications and pending unpublished US patent applications that are included in the Registered Purchased IP. None of the Registered Purchased IP is involved in any proceedings regarding the ownership, use, validity, scope or enforceability thereof. Section 5.7(b) of the Disclosure Schedules also sets forth a list of Patents Exclusively Related to the Business that, to the Knowledge of Sellers, are expired or lapsed, or have been abandoned, rejected, abandoned, or withdrawn (collectively, the “Expired and Abandoned Patents”). Neither the Seller nor any of its Restricted Affiliates make any representations or warranties with respect to the Expired and Abandoned Patents with respect to validity or invalidity, or reinstatement, enforceability of such Expired and Abandoned Patents, and for the avoidance of doubt, the Expired and Abandoned Patents shall be considered Registered Purchased IP and Purchased Intellectual Property.

(c)            The Sellers or their Restricted Affiliate exclusively own all right, title and interest in and to the Purchased Intellectual Property, free and clear of all Liens. The Sellers have the exclusive right to sue for and collect damages for infringement or misappropriation of the Purchased Intellectual Property. No Purchased Intellectual Property is jointly owned. No Purchased Intellectual Property is, or in the past six (6) years has been, the subject of any proceeding before any Governmental Entity or other authority in any jurisdiction challenging the ownership of, or rights of any Seller or its Restricted Affiliate in or to, or the validity or enforceability of any such Purchased Intellectual Property. The Sellers or their Restricted Affiliate are not subject to any Order that restricts or impairs the use of any Purchased Intellectual Property and no Purchased Intellectual Property or any Business Product or Developing Business Product is subject to any Action, Order, settlement agreement or right that restricts in any material manner the use thereof by the Sellers, or that may affect the validity, use or enforceability of any Purchased Intellectual Property in any material manner. A Seller or its Restricted Affiliate has the valid and enforceable right to use each item of the Licensed Intellectual Property in connection with the conduct of the Business as currently conducted.

(d)           The Purchased Intellectual Property, along with the Intellectual Property licensed under the Inbound Intellectual Property Agreements and pursuant to the Retained IP License Agreement, collectively, constitutes all Intellectual Property used or held for use in and necessary for the conduct of the Business, except, in each case, as would not be material to the Business without the need for Purchaser to acquire or license any other intangible asset, intangible property or Intellectual Property. The Sellers have not transferred ownership of, or granted any exclusive rights in, any Purchased Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in, lien on, or option on any of the Purchased Intellectual Property. The conduct of the Business, including the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Business Products and/or Purchased Intellectual Property, does not conflict with, infringe, misappropriate, dilute or otherwise violate, and has not in the past conflicted with, infringed, misappropriated, diluted or otherwise violated, any Intellectual Property of any Person, or constituted unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which the Sellers conducts the Business or in which Business Products are manufactured, marketed, distributed, licensed or sold and, to the Knowledge of the Sellers, there is no particular reason to expect any such claims of infringement, misappropriation or other Intellectual Property conflicts or violations are forthcoming. The Sellers or their Affiliates own or have the valid and legally enforceable right to use, free and clear of any Liens (other than Permitted Liens), all Intellectual Property Rights used in or necessary to conduct the Business without any conflict with or infringement, violation or misappropriation of any rights or property of any Person. No Seller has received any opinion of counsel that any Business Product or Purchased Intellectual Property or the operation of the Business, as previously or currently conducted, or as currently proposed to be conducted, infringes or misappropriates any Intellectual Property of any Person.

27

(e)            To the Knowledge of the Sellers, no Person is, or has been in the past six (6) years, infringing, misappropriating, diluting or otherwise violating any Purchased Intellectual Property. No actions, claims or allegations that a Person is infringing, violating or misappropriating any Purchased Intellectual Property are pending or threatened in writing or, to the Knowledge of the Sellers, threatened verbally against a third party. There is no proceeding pending, threatened in writing or, to the Knowledge of the Sellers, threatened verbally against any Seller or any Restricted Affiliate alleging any conflict with, or infringement, misappropriation, dilution or other violation of any Person’s Intellectual Property rights in connection with the conduct of the Business. Neither the Seller nor any Restricted Affiliate has received any complaint, claim, demand, or notice alleging infringement, misappropriation or other violation of the Intellectual Property of any Person or challenging the ownership or use by the Seller or any Restricted Affiliate of, or the validity, enforceability, or registrability of, any Purchased Intellectual Property.

(f)            Each Seller and its Restricted Affiliate takes and has taken all commercially reasonable steps to maintain and protect all of the Purchased Intellectual Property and to safeguard and maintain the secrecy and confidentiality of, and proprietary rights in, all Trade Secrets included in the Purchased Intellectual Property except where failure to do so would not be material. Neither the Sellers nor their Restricted Affiliate have disclosed any confidential Purchased Intellectual Property to any Person other than pursuant to a confidentiality agreement pursuant to which such third party agrees to protect such confidential information except where failure to do so would not be material. All Persons who have contributed, developed or conceived any Purchased Intellectual Property, Business Products or Developing Business Products have done so pursuant to a valid and enforceable agreement that protects the confidential information of the Seller and its Restricted Affiliate and assigns to the Seller (or one of its Restricted Affiliate, as applicable) exclusive ownership of the Person’s contribution, development or conception. Neither the Sellers nor any Affiliate is under any obligation, whether written or otherwise, to develop any Intellectual Property Rights (including any elements of any Business Products or Developing Business Products) for any third party (including any customer or end user). There has been no material breach of confidentiality obligations on the part of the Sellers or, to the Knowledge of the Sellers, by any third party with respect to Trade Secrets included in the Purchased Intellectual Property.

28

(g)           No Seller or Restricted Affiliate of Seller has prior to the date hereof disclosed, licensed, delivered or otherwise made available, or obligated itself to disclose, deliver or license, to any other Person, or permitted the disclosure or delivery from any other Person of any Source Code included in the Purchased Assets, Business Products or Developing Business Products, other than disclosures to employees, contractors and consultants (i) involved in the development of Business Products and Developing Business Products and (ii) subject to a written confidentiality agreement. No event has occurred that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Sellers or a Restricted Affiliate (or any Person acting on their behalf) of any Source Code for Business Products, other than disclosures to employees and consultants involved in the development of Business Products. Neither Seller nor its Restricted Affiliate have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any Source Code included in the Purchased Assets, Business Products or Developing Business Products. Seller possesses all Source Code and other documentation and materials necessary to compile and operate the Business Products and possesses all Source Code developed by or for Seller or its Restricted Affiliates for the Developing Business Products. Section 5.7(g) of the Disclosure Schedules identifies each active Contract pursuant to which any Seller or any Restricted Affiliates of Seller has deposited, or is or may be required to deposit, with an escrow agent or any other Person any such Source Code. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the transactions contemplated hereby will result in a release from escrow or other delivery to a third party of any Source Code.

(h)           No present or former employee, officer, director, consultant, contractor or agent of any Seller or any Restricted Affiliates of Seller (“Contributors”) holds any right, title or interest, in whole or in part, in or to any material Purchased Intellectual Property, other than a non-exclusive license to use such Purchased Intellectual Property solely for the purpose of performing services for or on behalf of the Business. Each Contributor that has contributed to the creation, invention, modification or improvement of any Purchased Intellectual Property for or on behalf of the Business has signed a written agreement pursuant to which (i) all such Intellectual Property has been irrevocably and unconditionally assigned to a Seller or its Restricted Affiliates that otherwise has not automatically by operation of any applicable Law vested in a Seller or its Restricted Affiliates by virtue of his or her service relationship with a Seller or its Restricted Affiliates and (ii) provide reasonable protection for the Trade Secrets of each Seller and its Restricted Affiliates. To the Knowledge of Seller, no current or former employee, officer, consultant or contractor of each Seller or its Affiliates is in material default or breach of any term of any such confidentiality, non-disclosure, or assignment or other employee or consulting agreement. No present or former Contributor has any ownership or license rights or interest, directly or indirectly, in whole or in part, in any Business Product or Purchased Intellectual Property. No current or former employee who is or was a Contributor of any Seller or its Restricted Affiliates conceived or developed any Purchased Intellectual Property while serving as an employee of any Person besides the Seller or its Restricted Affiliate. No funding, facilities or personnel of any R&D Sponsor were used to develop or create, in whole or in part, any Purchased Intellectual Property. No R&D Sponsor has any claim of right to, ownership of or other Lien on any Purchased Intellectual Property.

29

(i)            None of the Sellers or its Restricted Affiliates has granted any material options, licenses or agreements of any kind relating to any Purchased Intellectual Property pursuant to any contract with any of the Seller’s customer outside of nonexclusive licenses on the Seller’s unmodified standard forms (copies of which have been made available to Purchaser). No Seller is obligated to pay any royalties, revenue sharing, or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Business Products or Purchased Intellectual Property, excluding license fees and other payments for use of Software under Standard Inbound Licenses as set forth in the financial statements for the Business. None of the Sellers Intellectual Property Agreements grants any Person exclusive rights to or under any Purchased Intellectual Property or grants any third party the right to sublicense any Purchased Intellectual Property. The Business Products do not contain any harmful or malicious code, including any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” “worm” or any other computer code or any other mechanisms that causes, results in, or permits in any material disruption, disablement, erasure or harm in any way to such Business Products’ operation, or caused such Business Products to damage or corrupt any data, hardware, storage media, programs, equipment or communications of any Person, or allows or permits any Person to access such software or any data, hardware, storage media, programs, equipment or communications without authorization (collectively, “Harmful Code”). The Sellers and their Restricted Affiliates employ measures materially consistent with industry practice designed to ensure that all such software and systems contain no Harmful Code. The Business Products comply in all material respects with any applicable warranty or contractual commitment relating to the use, functionality or performance of such Business Product entered into by any Seller or any Restricted Affiliates, and there are no claims pending or threatened in writing, or, to the Knowledge of Seller, verbally, alleging any breach of the foregoing. There are no pending or threatened warranty or indemnification claims and, to the Knowledge of the Seller, no warranty or indemnification claims have been made verbally.

(j)            In the thirty-six (36) months prior to the date hereof, (i) there have been no material failures, crashes or Security Incidents affecting the Business Products or the Developing Business Products, and (ii) each Seller and each Restricted Affiliate has taken commercially reasonable actions designed to protect the integrity and security of the Business Products and the Developing Business Products, and the information stored therein or transmitted therefrom from unauthorized use, access or modification by third parties, and there has been no such unauthorized use, access or modification.

(k)           Section 5.7(k) of the Disclosure Schedules contains a copy of the Open Source Software scan report generated for this transaction (the “Open Source Report”). The Source Code for all of the Business Products (as such Source Code existed as of the date of the Open Source Report) was provided for purposes of the Open Source Report. To the Knowledge of the Seller, the Open Source Report is a true, accurate and complete list of all Open Source Software incorporated into the Business Products as of the date of the Open Source Report. None of the Business Products incorporates any Open Source Software in a manner that would: (i) condition the use or distribution of any such Business Product on the disclosure of any Source Code for any proprietary portion of such Business Product; (ii) condition the use or distribution of such Business Product on the granting to any Person of (A) the right to make derivative works or other modifications to such Business Product or proprietary portions thereof or (B) a license under such Business Product; (iii) requires such Business Product to be made available to any Person; or (iv) otherwise imposes an obligation on any Seller or any subsidiary to distribute any such Software on a royalty-free basis or to grant any rights or immunities under any Purchased Intellectual Property. Each Seller or Restricted Affiliates of Seller is and has been in material compliance with the terms and conditions of all licenses for Open Source Software used in the Business Products, including all obligations regarding attribution notices, copyright statements, disclaimers, license terms and source code availability requirements; except where failure to do so would not be material. No Seller or Restricted Affiliates has received a written notice or request from any Person (1) to disclose, distribute or license Business Products pursuant to an Open Source Software license, or alleging noncompliance with any Open Source Software license, or (2) alleging in writing that the Seller of any Restricted Affiliates is or has violated the terms of any Open Source Software license, and, to Knowledge of the Sellers, no such allegation has been alleged verbally. The Sellers have not made available any Software included in the Purchased Assets (including the Business Products) under the terms of an Open Source Software license.

30

(l)            All data and information contained in the Business Products and the data and information that is necessary for and material to the current operations of the Business (collectively, the “Business Data”) is (i) in the possession or control of a Seller or a Restricted Affiliate of Seller and (ii) is capable of access, retrieval and use. The Sellers and their Restricted Affiliates are in the possession of all usernames, passwords and other credential and authentication information and materials (including physical and soft tokens, where applicable) to enable the access, retrieval and use of the material Business Data.

(m)          Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will, with or without notice or the lapse of time, under any of the Assigned Contracts (A) result in: (i) Purchaser or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, Purchaser or any of its Affiliates, (ii) Purchaser or any of its Affiliates being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Purchaser or its Affiliates being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions hereby or (iv) any termination of, or other material impact to, any Purchased Intellectual Property or (B) result in or give any other Person the right or option to cause or declare (i) a loss of, or Lien on, any Purchased Intellectual Property or material Licensed Intellectual Property, (ii) the release, disclosure or delivery of any Purchased Intellectual Property or any Business Products or Developing Business Products, by or to any escrow agent or other Person (other than the Purchaser Entities) or (iii) the grant, assignment or transfer to any other Person (other than the Purchaser Entities) of any license or other right or interest in or to any Purchased Intellectual Property or material Licensed Intellectual Property. After the Closing, all Purchased Intellectual Property will be fully transferable, alienable or licensable by Purchaser without restriction and without payment of any kind to any third party.

(n)           (i) A Seller is not and has never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization with respect to the Business and (ii) none of the Sellers with respect to the Business, nor any Purchased Intellectual Property, is subject to any licensing, assignment, contribution, disclosure or other requirement or restriction of any industry standards organization, body, working group, or similar organization.

31

(o)           No Business Products or service related thereto is subject to any material guaranty, warranty, right of return, right of credit, or other indemnity other than the applicable standard terms and conditions of sale, license, or lease of the Sellers, which are set forth in Section 5.7(o) of the Disclosure Schedules and the non-standard Customer Contracts listed on in Section 5.7(o) of the Disclosure Schedules. There have been no material product liability claims relating to the Business, any Business Products or any services related thereto.

(p)           Other than as set forth on Section 5.7(p) of the Disclosure Schedules, the Seller and its Restricted Affiliates have not used or employed any AI Technology in a manner that would limit the Sellers’ ownership of, or otherwise impair the Sellers’ ability to use, commercialize, or otherwise exploit, the Purchased Intellectual Property or Business Products or compromise the confidentiality of any Trade Secrets included in the Purchased Intellectual Property, and in each instance, Seller and its Restricted Affiliates use or employment of any AI Technology has complied with Seller’s policies in effect as of the date hereof. With respect to Business Products, Developing Business Products, or other Purchased Intellectual Property that has been developed, modified, updated or improved using any Training Data provided by a customer, partner or other third Person, the Sellers own all Intellectual Property in and to any such developments, modifications, updates or improvements in the Business Products, Developing Business Products, or other Purchased Intellectual Property (other than the Training Data provided by such customer, partner or other third person), and there are no restrictions on the Sellers’ exploitation or commercialization of such Business Products, Developing Business Products, or other Purchased Intellectual Property or on the Sellers’ ability to enforce its Intellectual Property in such Business Products, Developing Business Products, or other Purchased Intellectual Property arising from or as a consequence of any of the foregoing. The Sellers own, or are licensed or otherwise possess valid and enforceable rights to use, all Training Data that is material to the ongoing use, operation, and maintenance of the Business Products, Developing Business Products, and other Purchased Intellectual Property, all of which rights are included in the Purchased Intellectual Property or otherwise assigned in connection with the Assigned Contracts. In connection with the Business, the Seller and its Restricted Affiliates do not use, and maintain policies and procedures designed to prevent the use, of customer data for purposes of training AI Technology.

(q)           Section 5.7(q) of the Disclosure Schedules sets forth a true, accurate and complete list of all SaaS services and all cloud based computing and storage services used by any of the Seller or its Restricted Affiliates in connection with, and necessary for, the delivery, hosting, operation, or provision of any of the Business Products.

(r)            None of the Business Products implements or accesses any portion of any proprietary protocols, application programming interfaces (APIs) or specifications developed or promulgated by any Person for which the Seller or its Affiliates has not acquired a valid and enforceable right to access, implement and use pursuant to a Seller Inbound Intellectual Property Agreement. No Business Products obtain data or information through screen scraping, data scraping or other automated methods for which permission has not been obtained or that violate any applicable Law or Contract.

32

Section 5.8            Privacy and Data Security.

(a)            Each Seller and each subsidiary of Seller is in material compliance with all applicable Data Protection Requirements related to the Processing of Personal Data in connection with the conduct of the Business. Each Seller and each of their Subsidiaries has maintained all Personal Data in its possession or control in the country of collection.

(b)            No Seller or its subsidiary has in the past three (3) years (and, with respect to the Telephone Consumer Protection Act and other similar Laws, in the past four (4) years) received any subpoenas, demands, or other written notices from any Governmental Entity investigating, inquiring into, or otherwise seeking information relating to any actual or potential violation of any Data Protection Requirement in connection with the Processing of Personal Data related to the conduct of the Business, and, to the Knowledge of the Sellers, no Seller or its subsidiary is under investigation by any Governmental Entity for any actual or potential violation of any applicable Data Protection Requirement with respect to the Business. No notice, complaint, claim, enforcement action, or litigation of any kind has been served on, or, to the Knowledge of the Sellers, initiated against any Seller or its subsidiaries for any material violation of any applicable Data Protection Requirement.

(c)            Each Seller and each subsidiary of Seller currently maintains and, for the last three (3) years has maintained, commercially reasonable security measures designed to protect the security of the Business Data in their possession and control and the Business Products from unauthorized access, acquisition, destruction, or other misuse. Such measures comply in all material respects with applicable Data Protection Requirements and include notification procedures in compliance in all material respects with applicable Data Protection Requirements in the case of any Security Incident, in each case, with respect to the Business.

(d)            In the past three (3) years, to the Knowledge of the Sellers, (i) neither the Sellers nor any of their subsidiaries have experienced any material security breaches or similar incidents, or any unauthorized access, use or disclosure of Personal Data Processed by the Sellers or any of their subsidiaries in the conduct of the Business (each, a “Security Incident”) that would require the Sellers or their subsidiaries to notify individuals, law enforcement, or any Governmental Entity or to take any remedial action, in each case, under any applicable Data Protection Requirements; and (ii) neither the Sellers, their Affiliates, nor any Person acting on their behalf has paid, or caused to be paid, any perpetrator of any actual or threatened Security Incident, including a ransomware attack or a denial-of-service attack in relation to the Business (including systems used in relation to or in connection with Business Data). None of the Sellers or their subsidiaries, in each case, in the conduct of the Business, is the subject of any pending complaints, actions, fines or other penalties resulting from such Security Incident.

(e)            Neither the execution, delivery, or performance of this Agreement or the other operative documents nor the consummation of the transactions contemplated in this Agreement or the other operative documents, or the transfer of any or all Personal Data to Purchaser and Purchaser’s use of any or all of such Personal Data in the same manner as Sellers currently use such Personal Data will violate any Data Protection Requirements.

33

Section 5.9           Permits and Governmental Approvals. The Sellers, ShareFile and the Business hold all material Permits necessary or desirable for the conduct of the Business and the ownership and use of the Purchased Assets (collectively, the “Business Permits”). Section 5.8(a) of the Disclosure Schedules sets forth a true, correct and complete list of all Business Permits, and all pending applications therefor, in each case, to the extent such Business Permits is Exclusively Related to the Business. Each Business Permit set forth on Section 5.8(a) of the Disclosure Schedules is valid and in full force and effect, and is not subject to any pending or threatened proceeding to revoke, limit, modify, terminate, suspend, impair, cancel, deny renewal, or declare such Business Permit invalid in any respect (and, to the Knowledge of the Seller, no condition or fact exists, which if left uncured, would lead to any of the foregoing). The consummation of the transactions contemplated hereby will not invalidate any of the Business Permits, except to the extent such invalidation would not have a Material Adverse Effect. The Sellers and ShareFile are in compliance in all material respects with the terms of all Business Permits.

Section 5.10       Compliance with Law. Other than with respect to Intellectual Property matters, which are the subject of Section 5.7, and Privacy and Data Security matters, which are the subject of Section 5.7(h), the Sellers (with respect to the operations of the Purchased Assets and the Business) and ShareFile are and have for the last three (3) years been, in each case, in all material respects, in compliance with all applicable Laws and Orders. Each Seller (or Subsidiary of each such Seller) has not, during the last three (3) years, received any written notice or, to the Knowledge of such Seller, other communication of any violation of any applicable Law or Order that remains outstanding, and to the Knowledge of such Seller (or Subsidiary of such Seller) is not in material default with respect to any Order applicable to the Business or any of the Purchased Assets.

Section 5.11        Litigation. There are no, and during the past three (3) years there have not been any, pending or, to the Knowledge of the Sellers, threatened material Actions brought by or against any Seller or any of its Subsidiaries (including any of their respective assets, properties or rights or any of their respective directors or officers in their capacity as such) (a) Exclusively Relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by the Transaction Documents. No event has occurred or, to the Knowledge of such Seller, circumstances exist that may give rise to, or serve as the basis for, any such Action. Neither any Seller or any of its Subsidiaries (including any of their respective assets, properties or rights or any of their respective directors or officers in their capacity as such), the Business nor the Purchased Assets is, or during the past four (4) years has been, subject to any outstanding Order that materially affects or would reasonably be expected to materially affect the Business or the Purchased Assets, or that would or would reasonably be expected to materially interfere with the transactions contemplated by the Transaction Documents.

Section 5.12        Assigned Contracts. Each Assigned Contract is valid, binding and enforceable against the Sellers and, to the Knowledge of the Sellers, the other parties thereto in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception), and in full force and effect on the date hereof. The applicable Seller has performed all material obligations required to be performed by it to date under, and is not in material default or materially delinquent in performance, status or any other respect (claimed or actual) in connection with, any Assigned Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or permit the termination, modification, cancellation, non-renewal or acceleration of any payments or other obligations of any Assigned Contract. To the Knowledge of the Sellers, each other party to each Assigned Contract has performed all material obligations required to be performed by it under, and is not in default or breach in any respect of, any Assigned Contract and, to the Knowledge of the Sellers, no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

34

Section 5.13        Material Contracts.

(a)           Section 5.13 of the Disclosure Schedules sets forth a true, correct and complete list of each of the following types of Contracts, excluding any Plans, to which any Seller or its Subsidiaries are a party or bound, or by which any of its properties or assets is bound or subject and in each case, Exclusively Related to the Business, the Purchased Assets or the Business Employees (together with any amendments, restatements or supplements thereto and any waiver of any terms thereof), true, correct and complete copies of which Sellers have provided to Purchaser Entities (each such Contract, including all such Contracts set forth in Section 5.7 and Section 5.14 of the Disclosure Schedules, the “Material Contracts”):

(i)            any collective bargaining agreement or similar labor Contract, works council agreement, similar agreement with any labor union or similar labor organization or employee representative body representing or purporting to represent any Business Employee (each a “Collective Bargaining Agreement”);

(ii)           any dealer, sales representative, original equipment manufacturer, value added reseller, distribution, marketing or development Contract;

(iii)          any Contract relating to the mortgaging, pledging or otherwise placing a Lien on any Purchased Asset;

(iv)          any (i) Contract pursuant to which any Person has granted or agreed to grant to Seller or its Affiliate any license, covenant, release, immunity, or other right with respect to Intellectual Property used in or necessary for the Business (“Inbound Intellectual Property Agreements”) or (ii) Contract pursuant to which Seller or its Affiliate has granted or agreed to grant to any Person any license, covenant (including covenant not to sue and covenant to sue last), non-assert, release, immunity or other rights under or with respect to any Purchased Intellectual Property or Business Products (“Outbound Intellectual Property Agreements”), in each case, other than (A) non-exclusive licenses granted to customers and service providers in the ordinary course of business on Seller’s form of end customer agreement or standard terms of service (copies of which have been made available to Purchaser), (B) Standard Inbound Licenses, and (C) Contracts with employees of the Sellers or their respective Subsidiaries on the Seller’s form employment agreement or on the Seller’s form employment agreement without material deviation or equivalent terms (copies of which have been made available to Purchaser);

35

(v)           any Contract requiring future capital expenditure obligations in excess of $250,000;

(vi)          any Contract with a Top Current Customer or Top Current Vendor;

(vii)         any Contract (including for the purpose of this Section 5.13(a)(vii), any executed letters of intent) relating to the acquisition or disposition of any business, division or product line, material assets of the Business (other than acquisitions of assets in the ordinary course of business) or Equity Securities of ShareFile (in each case, whether by merger, sale of stock, sale of assets or otherwise) under which any Seller or ShareFile has any (A) unsatisfied purchase price obligations (contingent or otherwise), (B) ongoing Actions in respect of indemnification or purchase price adjustments thereunder or (C) other material ongoing Liabilities;

(viii)        any (A) joint venture, minority equity investment, partnership or other similar agreement involving co-investment between the Business and a third party or (B) Contract involving a material sharing of profits, losses, liabilities, costs or expenses with a third party;

(ix)           any Contract containing covenants that would impose a restriction on the ability of the Business after the Closing to compete in any business or with any Person or in any geographic area or solicit or hire any Person;

(x)            any Contract involving Indebtedness of ShareFile from third party lending sources or any guaranties of any such Indebtedness or Liens granted with regard to the Business or any Purchased Asset, including ShareFile;

(xi)           any Contract providing for a settlement or conciliation of any Action with any Person or Governmental Entity, pursuant to which there is ongoing Liability as of the date hereof;

(xii)          any letters of credit, surety bonds, performance bonds, security deposits, guarantees and other similar Contracts or other obligations;

(xiii)         any Contract between the Sellers, on the one hand, and the Business, on the other hand;

(xiv)         any Contract evidencing any obligations of the Sellers or ShareFile with respect to the issuance, sale, repurchase, redemption or voting rights of any Equity Securities of ShareFile;

(xv)          any Contract with a Governmental Entity Exclusively Related to the Business with a value in excess of $500,000 over its term of performance;

(xvi)        any Contract, the primary purpose of which is to obligate ShareFile to indemnify any Person;

36

(xvii)       any Contract containing any “most favored nation” or exclusivity clauses, in each case that can reasonably be expected to materially impact the Business, or that materially limit the freedom of any of the Sellers or their Affiliates to compete with any Person or engage in any line of business or geographic area, materially restrict the research, development, manufacture, marketing, distribution, sale, supply, license or marketing of the Business Products or Developing Business Products or materially limit the freedom of the Sellers or their Affiliates to use any Purchased Intellectual Property prior to the Closing Date; and

(xviii)     other than as disclosed with respect to any Intellectual Property matters, which are the subject of Section 5.7, any Assigned Contract under which the Seller or its Affiliates has agreed to or has an obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation or other violation with respect to any Intellectual Property that could reasonably be expected to be material to the operations of the Business, other than in the ordinary course of business consistent with past practices.

(b)           Each Material Contract (i) is valid, binding and enforceable against the applicable Seller, and, to the Knowledge of the Sellers, against each other party thereto, in accordance with its terms, except that such enforcement may be limited by the Bankruptcy and Equity Exception and (ii) is in full force and effect on the date hereof and such Seller, as applicable, has performed all material obligations, including, but not limited to, the timely making of any license or other payments, required to be performed by it under, and is not in default or breach of, in any material respect of, any Material Contract, and to the Knowledge of the Sellers, no event has occurred that, with due notice or lapse of time or both, would constitute such a material default or permit the termination, modification, cancellation, non-renewal or acceleration of any payments or other obligations of any Material Contract. Each other party to each Material Contract has performed all material obligations required to be performed by it under, including, but not limited to, the timely making of any payments, and is not in default or breach of, in any material respect, any Material Contract, and to the Knowledge of the Sellers, no event has occurred that, with due notice or lapse of time or both, would constitute such a material default. There are no disputes pending or, to the Knowledge of the Sellers, threatened with respect to any Material Contract, and none of the Sellers or ShareFile has received any written notice or, to the Knowledge of the Sellers, oral notice, of the intention or desire of any other party to a Material Contract to terminate for default, convenience or otherwise, modify, renew, renegotiate or cancel any Material Contract. There has been made available to the Purchaser Entities a true and complete copy of each of the Material Contracts listed on the Disclosure Schedules, together with all amendments, waivers or other material changes thereto.

Section 5.14        Employment and Labor Matters.

(a)           Section 5.14(a)(i) of the Disclosure Schedules sets forth a correct and complete list as of the date hereof of all Business Employees (the “Business Employee Schedule”), including each such Business Employee’s: (i) employee ID number, (ii) job title, (iii) years of service or hire date, (iv) work location, (v) annual base compensation (including annual base salary and annual target bonus and with respect to employees compensated on an hourly or per diem rate, the hourly or per diem rate of compensation), (vi) accrued vacation and paid time off, (vii) leave status, (viii) employee classification (exempt or non-exempt), and (ix) whether working pursuant to a visa or work permit (and, if so, type of visa or work permit, status and expiration date), except to the extent that such information may not be disclosed under applicable data privacy and protection Laws. The Business Employees represent all employees of the Sellers and their subsidiaries who either provide all or substantially all of their services to the Business. Following the signing of this Agreement, the Business Employee Schedule shall be provided on a non-anonymized basis consistent with applicable privacy Laws in order to effectuate the transfer of the Business Employees pursuant to Section 7.9. Section 5.14(a)(ii) of the Disclosure Schedules sets forth a correct and complete list of all independent contractors and consultants providing services to the Business as of the date hereof and except to the extent that such information may not be disclosed under applicable data privacy and protection Laws, sets forth for each the following: (i) location, (ii) start date of engagement, (iii) scheduled end of engagement, (iv) business unit, and (v) job title.

37

(b)           Section 5.14(b) of the Disclosure Schedules sets forth true and correct lists of (i) each material Seller Plan, (ii) each material ShareFile Plan (in each case other than any offer letters or individual consulting agreements or arrangements that are terminable upon thirty (30) days’ prior notice or less without triggering any severance or similar Liabilities greater than those required by Law) and (iii) each Seller Plan or ShareFile Plan that constitutes a Transferred Plan. With respect to each material ShareFile Plan, Sellers have made available to Purchaser Entities, to the extent applicable: (i) a true and complete copy of the Seller Plan or ShareFile Plan document and each amendment thereto (or summaries thereof, where no ShareFile Plan document exists), and any trust agreement or other funding instrument; (ii) the most recent summary plan description; and (iii) the most recent annual report (Form 5500 and attached schedules) or similar reports required to be filed with any non-U.S. Governmental Entity. With respect to the material Seller Plans set forth in Section 5.14(b) of the Disclosure Schedules, the Sellers have made available to Purchaser Entities copies of the plan documents (including amendments) or summaries of the material terms of such Seller Plans.

(c)           Each Seller Plan or ShareFile Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter from the Internal Revenue Service and, to the Knowledge of the Sellers, nothing has occurred that would reasonably be expected to cause the revocation of such qualification.

(d)           Except as would not reasonably be expected to result in material liability to the Purchaser Entities, none of the Sellers sponsors, maintain, contribute to (or are required to contribute to), or has any liability with respect to (including on account of an ERISA Affiliate) (i) an employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or together with any other event) will (i) result in any payment becoming due or increase the amount of any payments or benefits otherwise payable by the Business to any Business Employee, (ii) result in any acceleration of the time of payment, vesting or funding of any material benefits payable by the Business to any Business Employee, or (iii) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

38

(f)            Each ShareFile Plan and, except as could not result in liability to the Purchaser Entities, each Seller Plan has been established, funded and administered in all material respects in accordance with its terms and with applicable Law, including ERISA and the Code. With respect to each ShareFile Plan and, except as could not result in liability to the Purchaser Entities, each Seller Plan, all required contributions and premium payments that have become due have been timely made. No material claim or action is pending or, to the Knowledge of the Sellers, threatened, with respect to any ShareFile Plan (other than claims for benefits in the ordinary course).

(g)           Other than as required under COBRA, no ShareFile Plan or Seller Plan provides post-employment welfare benefits to current or former employees who primarily performed services for the Business.

(h)            To the Knowledge of the Sellers, there has been no non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any ShareFile Plan or Seller Plan that would reasonably be expected to result in material Liability to the Sellers or any Purchaser Entities. Each ShareFile Plan that constitutes a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated in all material respects in documentary and operational compliance with Section 409A of the Code.

(i)            With respect to each ShareFile Plan, that is maintained primarily for the benefit of Business Employees located outside of the United States: (i) the fair market value of the assets of each funded ShareFile Plan and the value of benefits provided through insurance or book reserve, together with any accrued contributions, is sufficient in all material respects to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such ShareFile Plan; and (ii) each ShareFile Plan required to be registered with the applicable Governmental Entity has been registered and has been maintained in good standing in all material respects.

(j)             There are no Collective Bargaining Agreements to which Sellers or any of their subsidiaries (with respect to the Business Employees) is a party, and to the Knowledge of the Sellers, there are no union organizing activities seeking recognition of a labor union as the collective bargaining representative of any such Business Employees. To the Knowledge of the Sellers, no Business Employee is represented by a union, works council or similar employee representative body with respect to such individual’s employment with Sellers or their subsidiaries. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby will require the Sellers or any of their subsidiaries to consult with or obtain the approval of any labor or trade unions, work councils, or other employee representatives of any Business Employee pursuant to applicable Law or Collective Bargaining Agreement.

(k)            There are no strikes, lockouts, concerted slowdowns or concerted work stoppages, or any other material concerted labor dispute or formal complaint pending or, to the Knowledge of the Sellers, threatened between a Seller and any Business Employee. There is no unfair labor practice charge or complaint pending or, to the Knowledge of Sellers, currently threatened before the National Labor Relations Board or any other Governmental Entity in respect of any Business Employee.

39

(l)             Except as disclosed on Section 5.14(l) of the Disclosure Schedules, as of the date hereof, there have been no “employment losses” as defined under the WARN Act as to any employees of the Sellers at any facility where a Business Employee is located within the prior ninety (90) days that would trigger the notice obligations of the WARN Act. For avoidance of doubt, a Business Employee shall be considered to be “located” at a facility if the Business Employee works at the facility, is assigned the facility as their home base, is primarily assigned work from the facility, or reports to the facility.

(m)           Except as disclosed on Section 5.14(m) of the Disclosure Schedules, throughout the past three (3) years, and with respect to the Business Employees, Sellers and each of their Subsidiaries are and have been in compliance in all material respects with all applicable Laws relating to labor or employment, including but not limited to Laws relating to pay equity, equal opportunity, harassment, discrimination, retaliation, termination or discharge, hours of work and the payment of wages, overtime pay, payroll documents and wage statements, classification of employees and independent contractors and other individual service providers, immigration and workplace authorization, health and safety, affirmative action, workers’ compensation, disability, unemployment compensation, plant closings and layoffs, whistleblower protection, labor relations and collective bargaining.

(n)           Except as disclosed on Section 5.14(n) of the Disclosure Schedules, currently and during the past three (3) years, there are no and there have not been any material pending or threatened Actions or material internal complaints, claims, grievances, audits or investigations, involving the Business or the Business Employees with respect to labor or employment matters. To the Knowledge of the Sellers, no complaints or allegations have been reported or made to the management or the human resources department of the applicable Seller or its Subsidiary, alleging discrimination, retaliation, or harassment, including sexual harassment or sexual misconduct by or involving any Business Employee. As of the date hereof, no Seller has any material outstanding payment obligations under any settlement or similar agreement relating to any of the matters described in this Section 5.14(n). There are no facts that would reasonably be expected to give rise to a material claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving any Business Employee.

Section 5.15        Top Current Customers and Top Current Vendors. Section 5.15 of the Disclosure Schedules sets forth a true, complete and correct list of the Top Current Customers and the Top Current Vendors, showing the total dollar amount of sale to or purchases from (as applicable) each Top Current Customer and Top Current Vendor during such period. Other than as set forth on Section 5.15 of the Disclosure Schedules, no Top Current Customer or Top Current Vendor has notified the Sellers or their Affiliates in writing or, to the Knowledge of the Sellers, otherwise that it intends to stop or materially decrease the rate of or adversely change the terms of business done with the Business in any respect. No Seller has granted any credit, rebate, trade in, free return or other sales terms to customers or others that materially differ from terms granted in the ordinary course of business consistent with past practice. There are no pending or, to the Knowledge of Sellers, threatened disputes between any Seller and any Top Current Customer or Top Current Vendor that (i) could reasonably be expected to materially and adversely affect the relationship between such Seller and any Top Current Customers or Top Current Vendor, as applicable, or (ii) could reasonably be expected to materially and adversely affect the Business.

40

Section 5.16         Related Party Transactions.

(a)            Section 5.16(a) of the Disclosure Schedules sets forth true, accurate and complete list of each Contract between or among any Seller, on the one hand, and any other Seller or any of its or their respective current or former (during the one (1)-year period preceding the date hereof) Affiliates, directors, officers, members, stockholders or employees and their Affiliates, on the other hand, to the extent Exclusively Related to the Business.

(b)            Except as set forth on Section 5.16(b) of the Disclosure Schedules, (i) none of the Sellers nor any of the Restricted Affiliates, directors, officers, members or stockholders own five percent (5%) or more of any class of securities of, or have an equity interest of five percent (5%) or more in, any Person that has any business relationship (as lessor, supplier, customer, consultant or otherwise) or otherwise competes with the Business and (ii) no Restricted Affiliate of any Seller and no director or officer of any Seller (1) other than with respect to ownership of equity interests of Sellers, owns, or has any interest in, the Purchased Assets or any right, property or asset which is utilized or required by any Seller in connection with owning or operating the Business; (2) has any other business relationship (as lessor, supplier, customer, consultant or otherwise) with the Business; (3) has any claim or cause of Action against the Business or any Seller or ShareFile (except for any employment-related claim or cause of Action against the Business or any Seller or ShareFile); or (4) is a competitor of the Business.

(c)           No current or former (during the one (1)-year period preceding the date hereof) Affiliate of any Seller is a guarantor or is otherwise liable for any Liability (including Indebtedness) of any Seller Exclusively Related to the Business.

(d)           All intercompany balances and accounts between the Sellers and any of their Affiliates (other than ShareFile), on the one hand, and ShareFile, on the other hand, have been settled or otherwise eliminated in their entirety without Liability (including any Liability for Taxes arising as a result of such elimination) to ShareFile. Except as set forth on Section 5.16(d) of the Disclosure Schedules, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, between the Sellers and any of their Affiliates, on the one hand, and ShareFile, on the other hand, have been terminated in their entirety without Liability (including any Liability for Taxes arising as a result of such elimination) to ShareFile.

Section 5.17        Title to Properties.

(a)           Section 5.17 of the Disclosure Schedules sets forth a true, correct and complete list of all of the Purchased Assets Exclusively Relating to the Business, except to the extent otherwise indicated. The customer Contracts included in the Assigned Contracts, collectively, include all Contracts Exclusively Related to the Business with a Current Customer.

(b)           The Sellers and ShareFile have good and valid title to, or a valid leasehold interest in, or a valid license to use, all of the Purchased Assets, free and clear of all Liens (other than any Permitted Lien) (other than, with respect to leases and licenses, the rights of the other parties specified therein). The tangible Purchased Assets are in good operating condition and repair (subject to normal wear and tear), have no material deferred maintenance obligations and have been operated or maintained in the ordinary course of business. The operation of the Business is conducted solely through and by the Sellers, collectively, and no other Person.

41

Section 5.18        Broker’s and Finder’s Fees. There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement made by or on behalf of any Seller or any of their respective Subsidiaries for which the Purchaser or the Purchaser Entities may be liable or obligated.

Section 5.19         Certain Regulatory Matters.

(a)           Since April 24, 2019 the Sellers and any of their subsidiaries have complied in all material respects with all applicable Law pertaining to trade and economic sanctions administered by the United States, European Union, or United Kingdom (collectively, “Sanctions”), in each case with respect to the Purchased Assets and the Business.

(b)           None of the Sellers or any of their subsidiaries, or their respective directors, officers, employees, or, to the Knowledge of the Seller, the Seller’s or subsidiaries’ agents is: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (which as of the date of this Agreement comprise Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine (“Restricted Countries”)); (ii) 50% or more owned or controlled by either the government of a Restricted Country or a resident of a Restricted Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List (collectively, “Designated Parties”); or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such persons are prohibited pursuant to applicable Sanctions.

(c)           Since April 24, 2019, none of the Sellers or any of their subsidiaries, or, to the Knowledge of the Sellers, any of their respective officers, directors, or employees, in each case, solely to the extent Exclusively Related to the business: (i) has been the subject or target of any investigation, prosecution, other enforcement action, or government inquiry related to Sanctions violations; or (ii) submitted a voluntary self-disclosure to any U.S. or, to the Knowledge of the Sellers, other relevant government agency regarding actual or potential Sanctions violations.

(d)           The Sellers and their subsidiaries maintain policies and procedures reasonably designed to promote compliance with applicable Sanctions.

42

(e)           Since April 24, 2019, the Sellers and their subsidiaries have conducted any export transactions in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and the export control laws and regulations of any other applicable jurisdiction (collectively, “Export Control Laws”), in each case with respect to the Purchased Assets and the Business. Without limiting the foregoing: (i) the Sellers and their subsidiaries have obtained all required export licenses and other approvals and timely filed any other required filings to the extent required pursuant to Export Control Laws; (ii) the Sellers and their subsidiaries are in compliance with the terms of all applicable export licenses, filing requirements or other approvals; (iii) there are no pending or, to the Knowledge of the Sellers, threatened claims or investigations against the Sellers with respect to Export Control Laws; and (iv) to the Knowledge of the Sellers, there are no actions, conditions, or circumstances pertaining to the Sellers’ export transactions that would reasonably be expected to give rise to any material future claims, in each case, clauses (i) through (iv), with respect to the Purchased Assets and the Business.

Section 5.20         Transferred Leased Property.

(a)            Section 5.20 of the Disclosure Schedules contains a list of all Transferred Leased Property (the lease agreement related to any Transferred Leased Property being a “Real Property Lease”). There are no written guarantees or similar arrangements relating to the Real Property Leases under which any subsidiary of the applicable Seller is a guarantor or surety for the obligations under any Real Property Lease. Each Real Property Lease grants the applicable Seller the right to use and occupy the demised premises thereunder, subject to the terms and conditions thereof. The applicable Seller has good and valid title to the leasehold estate under each Real Property Lease free and clear of all Liens other than Permitted Liens. The applicable Seller enjoys peaceful and undisturbed possession of the Transferred Leased Property under the Real Property Leases. To the Knowledge of the applicable Seller, there are no pending or threatened condemnation or foreclosure proceedings relating to any Transferred Leased Property.

Section 5.21        Share File. Section 5.21 of the Disclosure Schedules sets forth (a) the authorized equity securities, instruments or rights exercisable or convertible into equity interests, or options, warrants or other rights to acquire any such interests (the “Equity Securities”), of ShareFile, (b) the number of shares or the ownership percentages of each class of Equity Securities of ShareFile that are issued and outstanding and (c) the record and beneficial owner of such shares or other Equity Securities of ShareFile. All of the Purchased Shares have been duly authorized and validly issued and are fully paid and non-assessable, were not issued in violation of any Law, preemptive or similar rights or the Organizational Documents of ShareFile, and such Purchased Shares constitute all of the issued and outstanding Equity Securities of ShareFile. Except for the Purchased Shares, there are no outstanding Equity Securities of any class or type of or in ShareFile. There are no outstanding options, puts, warrants, calls, purchase rights, stock appreciation rights, redemption rights, phantom interests, profit participation rights, subscription rights, exchange rights, rights of first or last refusal or other rights, convertible securities, transfer restrictions, Contracts, agreements or commitments of any kind pursuant to which ShareFile (x) is restricted from transferring or voting any of its Equity Securities or (y) is or may become obligated to (i) issue, register, transfer, sell or otherwise dispose of any of its Equity Securities, or any securities convertible into or exchangeable for or measured in whole or in part by reference to its Equity Securities, or (ii) redeem, purchase or otherwise acquire any of its Equity Securities. ShareFile does not have any obligation to make any payments based on the price or value of its Equity Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of ShareFile. ShareFile does not have any outstanding bonds, debentures, notes or other obligations. Except as set forth on Section 5.21 of the Disclosure Schedules, the authorized Equity Securities of ShareFile is owned beneficially and of record by the Company or one of its Subsidiaries free and clear of all Liens (other than Permitted Liens) except for restrictions on transfer arising under applicable securities Laws. ShareFile does not own any Equity Securities in, or have any Liability to make an investment to or capital contribution in, any Person, and there are no other Equity Securities of any Person contained in the Purchased Assets.

43

Section 5.22        Sufficiency of Assets. Except (i) as set forth on Section 5.22 of the Disclosure Schedules, (ii) for those services to be provided by Sellers pursuant to the Transition Services Agreement as expressly set forth on the Schedules to the Transition Services Agreement, (iii) for the Bundled Contracts and (iv) corporate IT systems and shared engineering systems (such as ERP, CRM, HCM and ticketing) used broadly across the Sellers and not Exclusively Related to the Business (notwithstanding the foregoing, this clause (iv) shall not include, for the avoidance of doubt, applications used by Sellers and its Affiliates in the Business such as those listed on Schedule B to the Transition Services Agreement and similar applications), the Purchased Assets will constitute all of the assets necessary to, and will be sufficient to, conduct the Business, on a standalone basis, in all material respects in the manner conducted by Sellers and their Subsidiaries during the twelve (12)-month period immediately prior to the Closing.

Section 5.23        Insurance. Section 5.23 of the Disclosure Schedules lists any insurance policies, bonds, funded self-insurance arrangements, captive interests, risk retention group interests, and fronting policies affecting the Business (other than any policy relating to any Seller Plan, ShareFile Plan or Transferred Plan) (collectively, the “Insurance Policies”). To the Knowledge of the Sellers, in respect of each of the Insurance Policies, (a) no pre-Closing limits have been exhausted and each Insurance Policy is in full force and effect, (b) no Seller is in default thereunder, (c) each fact, circumstance or occurrence occurring during the past three (3) years that may give rise to a material claim with respect to the Business under any Policy has been reported to the appropriate insurance carrier, and (d) no insurance carrier has issued a reservation of rights with regard to any claims that remain unresolved. To the Knowledge of the Sellers, the Sellers are current on all premiums or other payments due under the Insurance Policies and have otherwise complied in all material respects with all obligations under each Insurance Policy. No written, or to the Knowledge of the Sellers, oral notice of cancellation or termination has been received by the Sellers with respect to any such Insurance Policies. The Insurance Policies comply with all contracts to which the Business is a party, and applicable Law. Sellers have made available complete and accurate copies of all such Insurance Policies and complete and accurate claim history reports for the past five (5) years for all such Insurance Policies.

Section 5.24       Bank Accounts. Section 5.24 of the Disclosure Schedules sets forth a correct and complete list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which ShareFile has an account, safe deposit or lock box (or is otherwise included as a Purchased Asset), and the names and identification of all Persons authorized to draw on it or have access to it.

44

Section 5.25        Absence of Certain Changes. Since the date of the most recent Income Statement, executed as otherwise set forth on Section 5.25 of the Disclosure Schedules:

(a)            the Business has been conducted in the ordinary course of business;

(b)           there has been no Material Adverse Effect; and

(c)            neither any Seller nor any of their respective Subsidiaries or Affiliates has taken any action that, if taken after the date of this Agreement and prior to the Closing, would require the consent of Purchaser pursuant to Section 7.6.

Section 5.26        Taxes.

(a)           Each Seller (solely with respect to the Purchased Assets or the Business) and ShareFile has paid on a timely basis all income and other material Taxes that are due and payable by such Seller or ShareFile, as applicable. There are no Liens with respect to Taxes upon any of the Purchased Assets or assets of ShareFile, other than Permitted Liens. Each Seller (solely with respect to the Purchased Assets or the Business) and ShareFile has deducted, withheld and timely paid to the appropriate Governmental Entity all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contract, creditor, stockholder or other third party, and has complied with all associated reporting and recordkeeping requirements.

(b)           Each Seller (solely with respect to the Purchased Assets or the Business) and ShareFile has prepared and timely filed, or caused to be prepared and timely filed, (taking into account any automatic extensions of time to file Tax Returns obtained in the ordinary course) all income and other material Tax Returns required to be filed by such Seller or ShareFile, as applicable, and such Tax Returns are true, correct and complete in all material respects.

(c)            There are no pending audits, investigations, disputes, notices of deficiency, claims or other Actions or proceedings, and no such Actions or proceedings have been threatened in writing, for or relating to any Taxes of any Seller (solely with respect to the Purchased Assets or the Business) or ShareFile.

(d)           Since its formation date, ShareFile has been classified as a disregarded entity for U.S. federal income tax purposes.

Section 5.27         No Other Representations or Warranties.

(a)           Except for the representations and warranties contained in this Article V, any other Transaction Documents to which the Sellers are or are to be made a party and any certificates delivered hereto or thereto, each Seller has not made, and does not make, any other representations or warranties, written or oral, statutory, express or implied, in connection with this Agreement or the transactions contemplated hereby. Each Seller hereby disclaims any other express or implied representations or warranties, whether written or oral. Except as set forth in this Article V, any other Transaction Documents to which any Seller is or is to be made a party and any certificates delivered hereto or thereto, each Seller is not, directly or indirectly, making any representations or warranties regarding the pro forma financial information, financial projections or other forward-looking statements of the Sellers or any of their respective Affiliates; provided, that, notwithstanding the foregoing, this Section 5.27(a) does not apply in any form or fashion to, or minimize Purchaser’s reliance on, the specific representations and warranties made in this Article V, any Transaction Document or any certificates delivered hereto or thereto.

45

(b)           EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V AND ANY CERTIFICATES DELIVERED HERETO OR THERETO, IT IS THE EXPLICIT INTENT OF EACH PARTY THAT NO SELLER NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, EITHER WRITTEN OR ORAL, ON BEHALF OF ANY SELLER OR THEIR RESPECTIVE AFFILIATES OTHER THAN THOSE EXPRESSLY GIVEN IN THIS ARTICLE V AND ANY CERTIFICATES DELIVERED HERETO OR THERETO. EACH PURCHASER ENTITY HEREBY ACKNOWLEDGES AND AGREES TO SUCH DISCLAIMER, AND THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE V, EACH PURCHASER ENTITY IS PURCHASING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS.

(c)           SELLERS AND THEIR RESTRICTED AFFILIATES AND REPRESENTATIVES ACKNOWLEDGE AND AGREE THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE VI OF THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, NONE OF THE PURCHASER ENTITIES OR THEIR REPRESENTATIVES MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE TRANSACTIONS, AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED. Sellers and their Restricted Affiliates and Representatives further agree that the representations and warranties expressly set forth in Article VI are the exclusive representations and warranties made by Purchaser and the Purchaser is not liable or responsible for any and all Liability and responsibility to the Sellers or their Affiliates and Representatives or any third party for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) made by Purchaser to the Sellers, their Restricted Affiliates or Representatives, or any third party, other than the representations and warranties of Purchaser expressly set forth in Article VI of this Agreement.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER ENTITIES

Except as otherwise set forth in the Disclosure Schedules to this Agreement, the Purchaser (on behalf of the Purchaser Entities) hereby represent and warrant to the Company as follows:

Section 6.1            Organization. Each Purchaser Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted.

Section 6.2           Authorization and Enforceability. Each Purchaser Entity has all requisite power and authority to enter into the Transaction Documents to which it is a party and to carry out its obligations thereunder. The execution and delivery of such Transaction Documents and the performance of such Purchaser Entity’s obligations thereunder have been duly authorized by all necessary action on the part of such Purchaser Entity, and no other proceedings on the part of such Purchaser Entity is necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Purchaser and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by the Bankruptcy and Equity Exception.

46

Section 6.3            No Conflict or Violation. The execution, delivery and performance by each Purchaser Entity of the Transaction Documents to which it is a party does not and will not (a) violate or conflict with any provision of the Organizational Documents of such Purchaser Entity, (b) violate any provision of Law or any Order in any material respect to which such Purchaser Entity is bound or to which any of such Purchaser Entity’s properties or assets are subject, or (c) violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which such Purchaser Entity is a party or by which such Purchaser Entity is bound or to which any of such Purchaser Entity’s properties or assets are subject, other than, in the case of clauses (b) and (c) above, any such items that would not reasonably be expected to have, individually or in the aggregate, a materially adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 6.4           Broker’s and Finder’s Fees. There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement made by or on behalf of such Purchaser Entity for which the Sellers may be liable or obligated.

Section 6.5           Consents and Approvals. The execution and delivery of the Transaction Documents by each Purchaser Entity does not, and the performance of the Transaction Documents by such Purchaser Entity and the consummation of the transactions contemplated hereby and thereby will not, require any Consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (a) any filings required to be made under the HSR Act, (b) any filings required under applicable foreign direct investment Laws, (c) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, and (d) any such filings, notices, authorizations, approvals, orders, permits or Consents that would not, individually or in the aggregate, be material to the Purchaser.

Section 6.6            Litigation. There are no Actions pending or, to the Knowledge of any Purchaser Entity, threatened against or affecting a Purchaser Entity, at Law or in equity, or before or by any Governmental Entity that challenges or seeks to prevent, enjoin or otherwise delay, or could have the effect of preventing, enjoining, delaying, making illegal or otherwise interfering with, the consummation of the transactions contemplated hereby.

Section 6.7            Sufficiency of Funds. The Purchaser Entities have and, from the date hereof until immediately prior to the Closing, the Purchaser Entities will have available to it sufficient funds necessary to satisfy its obligations under this Agreement. Each Purchaser Entity has no reason to believe that such available funds shall not be available. In no event shall the availability of any funds to such Purchaser Entity or any of its Affiliates be a condition to such Purchaser Entity’s obligation to consummate the transactions contemplated hereunder.

47

Section 6.8          Solvency. Assuming the representations and warranties of Sellers set forth herein or in any Transaction Document are true and correct as of the Closing, Sellers have complied with their obligations under this Agreement and immediately prior to the Closing, then immediately after giving effect to all of the transactions contemplated by this Agreement, each Purchaser Entity will be Solvent. For purposes of this Section 6.8, “Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 6.9          No Other Representations. Except as expressly set forth in this Article VI or in any other Transaction Documents to which any Purchaser Entity is, or is to be made, a party, each Purchaser Entity does not make and has not made any representation or warranty, express or implied, at law or in equity with respect such Purchaser Entity or its Affiliates or its businesses in connection with the transactions contemplated hereby and the other Transaction Documents, and any other such representations or warranties are hereby expressly disclaimed. PURCHASER ENTITIES ACKNOWLEDGE AND AGREE THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS AND ANY CERTIFICATES DELIVERED HERETO OR THERETO, NONE OF THE SELLERS OR THEIR REPRESENTATIVES MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE TRANSACTIONS, AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED. The Purchaser Entities and their Affiliates and Representatives further agree that the representations and warranties expressly set forth in Article V are the exclusive representations and warranties made by the Sellers and ShareFile, and the Sellers and ShareFile are not liable or responsible for any and all Liability and responsibility to the Purchaser Entities, their Affiliates or Representatives or any third party for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) made by Sellers, the Restricted Affiliates or Representatives, or any third party, other than the representations and warranties of Purchaser expressly set forth in Article V of this Agreement.

48

Article VII
COVENANTS OF THE PARTIES

Section 7.1            Covenant Not to Compete; Non-Solicitation.

(a)            Each Seller, on behalf of itself and each of its Restricted Affiliates, acknowledges and agrees that (i) the agreements and covenants contained in this Section 7.1 are (A) reasonable, proper and valid in geographical and temporal scope and in all other respects, and that such limitations would not impose any undue burden upon any Seller or its Restricted Affiliates, and (B) reasonable, essential and required to protect the Purchaser’s legitimate interest in client relationships, goodwill and trade secrets of the Business and Purchased Assets, as well as the value of the Purchased Assets and (ii) it is familiar with the trade secrets and other information of a confidential or proprietary nature of the Business and its business relations, and has obtained knowledge, contacts, know-how, training and experience in connection with the Business, and (iii) Purchaser and its Affiliates would be irreparably damaged if any Seller or its Restricted Affiliates were to provide services or to otherwise participate (whether through ownership or otherwise) in the operations or business of any Person competing with the Business following the Closing and that any such competition would result in a significant loss of goodwill by the Purchaser Entities and their Affiliates. Each Seller, on behalf of itself and each of the Restricted Affiliates, also acknowledges and agrees that (x) the covenants and agreements set forth in this Section 7.1 were a material inducement to the Purchaser Entities to enter into this Agreement and to perform its obligations hereunder, and that the Purchaser Entities would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any Seller or any of the Restricted Affiliates breached any of the provisions of this Section 7.1, and (y) in order to assure the Purchaser Entities that the Business and the Purchased Assets following the Closing will retain their value, it is necessary that each Seller and the Restricted Affiliates undertake not to utilize their special knowledge of the Business and their relationships with clients or customers, suppliers and other business relationships to compete with the Business for the Restricted Period. Therefore, in further consideration of the amounts to be paid hereunder in exchange for the Business and the Purchased Assets, including the goodwill of the Business sold in connection therewith, the Company agrees that, during the Restricted Period, it shall not, and shall cause each other Seller and the Restricted Affiliates not to, directly or indirectly, either for itself or through any other Person, or in any capacity, or individually or jointly, (A) engage in Competitive Activities within the Restricted Area, (B) own any interest in, render any financial or other assistance to, operate, join, control or participate as a partner, principal, officer, director, manager or agent of, act as a consultant to, or perform, any services for (other than services provided in the normal course of its business), in any such instance, any Person (other than the Purchaser Entities or their Affiliates) that, directly or indirectly, engages in any Competitive Activities within the Restricted Area or otherwise owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in all or any portion of any Competitive Activities within the Restricted Area, or (C) hire, recruit or retain any Business Employee set forth on Schedule 7.1(a) hereto (each a “Restricted Person”). Notwithstanding anything herein to the contrary, this Section 7.1(a) shall not prevent the Sellers or its Restricted Affiliates from (i) acquiring as investment securities representing not more than ten percent (10%) of the voting securities of any corporation where such securities are listed on a recognized stock exchange, (ii) complying with its obligations under the Hosting and Support Agreement or hereunder for purposes of performing its obligations under the Bundled Contracts to which it entered into prior to the Closing, (iii) purchasing and, following such purchase, engaging in, any business that has a subsidiary, division, group, franchise or segment that is engaged in Competitive Activities; provided that, on the date of such purchase not more than five percent (5%) of the consolidated annual revenues of such business for the most recently completed fiscal year are derived from companies that engage in Competitive Activities, and (iv) soliciting or hiring any persons (A) through or as a result of general advertisements or the use of general search firm services with respect to a particular geographic or technical area, but which are not targeted, directly or indirectly, towards any Restricted Person or (B) whose employment with any Purchaser Entity or its Affiliates was terminated at least six (6) months prior to such solicitation or hiring.

49

(b)           Without limiting the foregoing, the Company hereby agrees that, during the Restricted Period, it shall not, and shall cause each other Seller and the Restricted Affiliates not to, directly or indirectly, through another Person or in any other individual or representative capacity, without Purchaser’s prior written consent, (i) solicit business from any Person that is or was a client, customer, supplier, licensee, licensor or other business relation of the Business, or from any successor in interest to any such Person, in each case for the purpose of securing business or Contracts Exclusively Related to the Business, or (ii) encourage, initiate or participate in discussions or negotiations with, or provide any information to, any Person that is, to the Knowledge of the Sellers and as of the Closing Date, an acquisition target, client, customer, supplier, licensee, licensor or other business relation of the Business (including any Person engaged in discussions with the Business related to such person becoming a client, customer, supplier, licensee, licensor or other business relation of the Business) with respect to the termination or other alteration of such Person’s relationship (or potential relationship) with the Business.

(c)            If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 7.1 unenforceable, the other provisions of this Section 7.1 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size such court deems reasonable or enforceable under the circumstances, and the Parties agree and submit to such reduction in the time period and/or geographic scope. If such partial enforcement is not possible in such jurisdiction, the provision will be deemed severed as to such jurisdiction, and the remaining provisions of this Agreement will remain in full force and effect.

(d)           Without limiting the remedies available to the Purchaser Entities, the Sellers acknowledge that a breach of any of the covenants contained in this Section 7.1 would result in material irreparable injury to the Purchaser Entities, their Affiliates, the Business and the Purchased Assets for which there is no adequate remedy at Law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Purchaser Entities shall be entitled to the following rights and remedies, each of which rights and remedies will be independent of the others and severally enforceable: seek a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of posting bond or proving irreparable harm or injury as a result of such breach or threatened breach hereof, restraining the Sellers from engaging in activities prohibited by this Section 7.1 or such other relief as may be required specifically to enforce any of the covenants in this Section 7.1.

Section 7.2            Efforts to Consummate. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts, consistent with the terms of this Agreement, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated hereby, including cooperating in good faith to complete the exhibits to the Hosting and Support Agreement. Each of the Parties shall execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Without limiting the generality of this Section 7.2, Purchaser shall not take any action, or permit any of its Affiliates to take any action, to diminish the ability of any party to consummate, or delay any party’s ability to consummate, the transactions contemplated hereby, including taking any action that is intended or would reasonably be expected to result in any of the conditions to any party’s obligations to consummate the transactions contemplated hereby to not be satisfied.

50

Section 7.3            Regulatory Approval. Without limiting the generality of Section 7.2:

(a)            Subject to the terms and conditions of this Agreement, each Party shall, and shall cause its Affiliates to, use its reasonable best efforts to: (i) file (x) a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as soon as reasonably practicable following the date hereof, but no later than ten (10) Business Days after the date hereof and (y) any other filing or notification (including a draft where customary) pursuant to any other Antitrust Laws of any foreign jurisdiction, commissions or governing bodies set forth on Schedule 7.3(a) with respect to the transactions contemplated hereby within ten (10) Business Days after the date hereof; (ii) respond as promptly as practicable to any request for additional information and documentary material requested by any Governmental Entity under any Antitrust Law, including the HSR Act; and, (iii) request early termination of the initial waiting period under the HSR Act, and otherwise cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as soon as practicable, including by refraining from taking any act or omission which would have the effect of materially delaying or preventing the consummation of the transactions contemplated under this Agreement. Purchaser shall pay all filing fees required under the HSR Act or any other Antitrust Law.

(b)           In connection with the efforts referenced in Section 7.2 and this Section 7.3 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, any other Antitrust Law, or any state law, each of the parties shall use reasonable best efforts to: (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep Purchaser and the Company informed in all material respects of any material communication received by such party from any Governmental Entity, provide each other with advance copies and a reasonable opportunity to comment on all material notices, submissions, filings, applications, undertakings, and information and correspondence proposed to be supplied to or filed with any Governmental Entity, except the parties’ HSR Act filings, and keep the other party informed in all material respects of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby; and, (iii) unless prohibited by a Governmental Entity, permit Purchaser or the Company, as applicable, a reasonable opportunity to attend and participate in any substantive meetings, discussions, telephone conversations, videoconferences or correspondence with any Governmental Entity, including in connection with any proceeding by a private party; provided, that materials required to be provided pursuant to this Section 7.3(b) may be redacted to remove references (A) concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable Law and (D) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 7.3(b) as “Outside Counsel Only.” The foregoing obligations in this Section 7.3(b) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.

51

(c)           Without limiting the generality of Section 7.3(a), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted or threatened by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or if a filing pursuant to Section 7.3(a) is reasonably likely to be rejected or conditioned by a Governmental Entity, then each of the parties shall use reasonable best efforts to resolve such objections or challenges by such Governmental Entity or private party, including to avoid the entry of any order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable and in any event no later than the Outside Date. Without limiting the generality of the foregoing, Purchaser shall promptly take and use reasonable best efforts to diligently pursue all actions necessary to eliminate any concerns on the part of any Governmental Entity with jurisdiction over the enforcement of any applicable Law, including any Antitrust Law, regarding the legality of Purchaser’s acquisition of all or any portion of the Business; provided that the Company shall use reasonable best efforts to provide Purchaser such assistance as Purchaser may reasonably request for this purpose; provided that the Company shall use reasonable best efforts to provide Purchaser such assistance as Purchaser may reasonably request for this purpose.

(d)           Except as set forth on Section 7.3(d) of the Disclosure Schedules, in addition to the agreements set for in Section 7.3(a)-(c), Purchaser shall use its reasonable best efforts to obtain all necessary approvals and appropriate consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions, or other authorizations from Governmental Entities, with respect to any Antitrust Laws, as promptly as reasonable practicable, and in any event prior to the Outside Date, and that any conditions set forth in or established by any such consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions, or other authorizations from Governmental Entities are satisfied on or prior to the Outside Date, so as to allow the consummation of the transactions contemplated by this Agreement as promptly as reasonable practicable, and in any event prior to the Outside Date.

(e)            The Purchaser Entities shall not enter into, agree to enter into or consummate any agreements or arrangements for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, assets or rights in or of any Person that would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 7.4           Contact with Customers and Suppliers and Employees. Until the Closing Date, the Purchaser Entities shall not, and shall cause its representatives not to, contact or communicate with the employees (except in the manner described in Section 7.14), customers, potential customers, suppliers, distributors or licensors of the Business or any of the Company’s Subsidiaries, or any other Persons having a business relationship with the Business, the Company or any of the Company’s Subsidiaries, concerning the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, upon the reasonable written request of Purchaser, the Company shall, and shall cause the Sellers to, cooperate with Purchaser (a) in developing a joint communications strategy to introduce Purchaser or permit Purchaser to have access to the counterparties to the Assigned Contracts, and (b) in approaching customers, suppliers, distributors or licensors of the Business to obtain any advisable or required Consents.

52

Section 7.5           Wrong Pockets. Subject to Section 2.4, if, following the Closing, any right, property or asset that would constitute an Retained Asset or Excluded Liability is found to have been transferred to Purchaser Entities or their Affiliates in error, either directly or indirectly, Purchaser Entities shall transfer, or shall cause their Affiliates to transfer, at no cost and without further consideration, such right, property or asset (and any related Liabilities that are Excluded Liabilities) as soon as practicable to the Seller indicated by Sellers in writing. If, following the Closing, any right, property or asset that would constitute a Purchased Asset or Assumed Liability is found to have been retained by any Seller in error, either directly or indirectly, such Seller shall transfer, or shall cause its Affiliates to transfer, at no cost and without further consideration, such right, property or asset (and any related Liabilities that are Assumed Liabilities) as soon as practicable to such Purchaser Entity or its Affiliate, as indicated by the Purchaser Entities in writing.

Section 7.6           Use of Names; Restricted Marks. Other than with respect to any Trademarks included in the Purchased Intellectual Property or as provided in this Section 7.6, Sellers are not conveying ownership rights or granting the Purchaser Entities a license or any other right to use, or any other right, title or interest in or to, and the Purchaser Entities shall not use, any of the Trademarks owned by Sellers or any of their Affiliates (including, for the avoidance of doubt, the name “CITRIX” and any Trademark incorporating the name “CITRIX”) (collectively, the “Restricted Marks”) and, after the twelve (12) months following the Closing (the “Transition Period”), the Purchaser Entities shall cease and desist, and shall cause their respective Affiliates to cease and desist, from all use of the Restricted Marks in any manner. Sellers, on behalf of themselves and their Affiliates, shall grant, and hereby grant, the Purchaser Entities and their Affiliates a limited, non-exclusive, non-transferable, non-sublicensable (other than to distributors, resellers, and other channel partners for substantially the same purpose as such sublicenses were granted by Seller in the ordinary course operation of the Business immediately prior to the Closing Date), fully paid-up and royalty-free right and license to use the Restricted Marks during the Transition Period in the manner in which such Restricted Marks were used by the Sellers with respect to the Business prior to the Closing, including as reasonably necessary to transition the Business off the use of the Restricted Marks. Notwithstanding anything to the contrary contained herein, Purchaser and its Affiliates shall have the right to use Restricted Marks for internal purposes, in a non-trademark manner or otherwise in a manner that does not constitute trademark infringement, including for purposes of regulatory filings or as other as otherwise required by Law or regulation to describe the past ownership or affiliation of the Business, or for fair use, or nominal use.

53

Section 7.7            License Grant of Transferred Patents.

(a)            Effective upon the Closing Date, the Purchaser Entities shall grant, and shall cause their respective Affiliates to grant, and hereby do grant, to the Sellers and their Affiliates a non-exclusive, irrevocable, non-terminable, fully paid up, royalty-free, worldwide right and license, under the Patents included in the Purchased Intellectual Property (“Transferred Patents”), to practice the Transferred Patents but only to the extent necessary for Seller and its Affiliates to perform their obligations under the Bundled Contracts in support of their Customers’ use of the Business Products under such Bundled Contracts and solely during the Hosting and Support Agreement.

(b)            If a Purchaser Entity assigns ownership of any of its Transferred Patents to a Patent Assertion Entity, then effective immediately prior to such assignment, the Purchaser Entities shall grant, and shall cause their respective Affiliates to grant, and hereby do grant, to the Sellers and their Affiliates a non-exclusive, irrevocable, non-terminable, fully paid up, royalty-free, worldwide right and license to the particular Transferred Patents that would be assigned to the Patent Assertion Entity. “Patent Assertion Entity” means an Entity that is primarily in the business of (i) acquiring patents not to produce or market the invention but to enforce patent rights against alleged infringers and (ii) deriving its gross revenue from assertions of patent infringement and/or patent infringement actions on patents acquired from unaffiliated third parties (“Patent Assertions”); provided, however, that Assertion Entity excludes any Entity or industry-driven consortium whose stated mission and actions are to reduce the overall threat of Patent Assertions against companies that make or sell products or services. Patent Assertion Entities (i) conduct no significant business besides primarily licensing of patents under the threat of litigation and/or litigating patents that neither it nor its affiliates practice, (ii) neither primarily perform meaningful research nor primarily manufacture products incorporating or practicing patented inventions, (iii) do not have any affiliates that primarily perform meaningful research and/or manufacture products incorporating or practicing patented inventions, (iv) have no other significant assets other than patents, and (v) obtain patents primarily for the purposes of coercing settlements from companies that make, use, sell and/or import products.

Section 7.8            Interim Operating Covenants. From the date hereof until the Closing Date, the Company shall, and shall cause the Sellers and the Restricted Affiliates to, (x) conduct the Business in the ordinary course of business consistent with past practice in all material respects and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Business (solely to the extent Exclusively Related to the Business). Without limiting the foregoing, without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed), between the date hereof and the Closing Date, the Company shall not, and shall cause the Sellers and the Restricted Affiliates not to, except as required by the terms of this Agreement, as set forth in Section 7.6 of the Disclosure Schedules, or as required by applicable Law, directly or indirectly, take any of the following actions with respect to the Business or the Purchased Assets:

(a)           sell, lease, sublease, pledge, assign or otherwise transfer or otherwise dispose of any material Purchased Assets;

(b)           create or incur any Lien (other than any Permitted Lien) on any Purchased Assets;

54

(c)           commence any Action or settle, or offer or propose to settle, any Action or other claim involving or against any Seller or any of their Affiliates as it relates to the Purchased Assets, the Business, the Business Employees or the Top Current Customers or Top Current Vendors (other than ordinary course collection matters or matters involving the payment with respect to such matter of $500,000 or less);

(d)           amend or materially modify or terminate any Assigned Contract or Non-Assigned Contract or intentionally waive or release any rights, claims or benefits of such Seller thereunder, except in each case as required by applicable Law, except for (i) any amendment or renewal on substantially similar or more favorable terms, in the aggregate, to the benefit of the Sellers or (ii) any amendment or renewal in the ordinary course of business;

(e)           enter into any agreement or arrangement that expressly limits or otherwise restricts the Business from (i) engaging or competing in any line of business, in any location or with any Person or (ii) charging certain prices pursuant to a most-favored-nation or similar clause;

(f)            other than in the ordinary course of business consistent with past practice, (i) change or revoke any material Tax election with respect to the Purchased Assets, the Business or ShareFile, (ii) file any amended material Tax Return with respect to the Purchased Assets, the Business or ShareFile, or (iii) settle or compromise any material Tax proceeding relating to the Purchased Assets, the Business or ShareFile;

(g)           except as required by Law or by the terms of any Seller Plan or any ShareFile Plan, (A) grant or announce any increase in the salaries, bonuses, annual long-term incentive awards, equity compensation, or other compensation or benefits payable by any Seller or any of its Affiliates to any Business Employee, other than any increase in salaries (and commensurate increases in target annual bonus opportunities) in the ordinary course of business consistent with past practice, (B) establish, adopt, enter into, materially amend or terminate any ShareFile Plan or broad-based Seller Plan applicable to the Business unless such action will apply uniformly to all other similarly situated employees of the Sellers or their Affiliate, (C) accelerate the time of payment, vesting or funding of compensation or benefits due to or held by any Business Employee, (D) adopt, renew, amend or enter into any Collective Bargaining Agreement covering any Business Employees, (E) hire or promote any Business Employee (other than ordinary course promotions or to fill vacancies that arise in the Business), or (F) terminate or suspend any Business Employee (other than for cause);

(h)           implement any “employment losses” as such term is defined in the WARN Act that would trigger the notice obligations of the WARN Act;

(i)            other than in the ordinary course of business consistent with past practice, enter any material Contract, agreement or arrangement with any dealer, sales representative, original equipment manufacturer, value added reseller, distribution, marketing or development Contract;

(j)            (i) sell, assign, transfer, license, abandon, cancel, permit to lapse or enter the public domain, or otherwise dispose of any material Purchased Intellectual Property or (ii) disclose to any Person any confidential material Purchased Intellectual Property or other material confidential information Exclusively Related to the Business, except pursuant to binding and enforceable written obligations of confidentiality in the ordinary course of business consistent with past practice;

55

(k)           adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, disposition (of assets or equity) or other reorganization of the Sellers or ShareFile;

(l)            take any action or omit to take any action that is reasonably likely to result in any of the conditions to the closing set forth in Section 4.2 hereof not being satisfied;

(m)          take any action or omit to take any action that would reasonably be expected to, directly or indirectly, cause any Transferred Permit to not be valid and in full force and effect, or otherwise cause any Transferred Permit to be subject to any pending or threatened proceeding to revoke, limit, modify, terminate, suspend, impair, cancel, deny renewal, or declare such Transferred Permit invalid in any respect;

(n)           amend the Organizational Documents of ShareFile;

(o)           incur or assume any material Indebtedness or guarantee any material Indebtedness related to the Business or Purchased Assets, other than in the ordinary course of business;

(p)           amend, terminate or waive any material rights with regard to any Purchased Assets;

(q)           enter into any Contract that is or would have been a Material Contract if such Contract were in effect on or prior to the date hereof, or modify, amend, terminate or grant any Consent or waiver under any Contract that is or would have been a Material Contract if it were in effect on the date hereof;

(r)            make any material capital expenditures that would constitute an Assumed Liability;

(s)           pay, loan or advance any amount to, or sell, transfer or lease any of the Purchased Assets to, or enter into any agreement or arrangement with any Affiliate outside of the ordinary course of business;

(t)            other than in the ordinary course of business consistent with past practice, sell, lease, license or otherwise dispose of any Purchased Assets;

(u)           make any loan to (or forgive any loan to) any current or former Business Employees;

(v)           enter into, amend, modify or waive any material provision of any Bundled Contract to the extent such provision is Exclusively Related to the Business or extends the post-Closing period during which Purchaser would potentially be obligated to provide Services (as such term is defined in the Hosting and Support Agreement);

56

(w)          make any material change in any method of accounting or accounting practice for the Business, except as required by GAAP;

(x)            enter into any Contract with regard to the Business that would require the consent of the counterparty thereto in connection with the transactions contemplated hereunder; or

(y)           authorize, or agree or commit to do or take, whether in writing or otherwise, any of the foregoing.

Section 7.9            Employment Matters.

(a)            In all jurisdictions for which the EU Acquired Rights Directive (Council Directive 77/187 of 14 February 1977) has been implemented into domestic local law (referred to herein as “ToU Requirements”), the ToU Requirements shall prevail to provide for the automatic transfer of the Business Employees within the scope of those provisions. To the extent that the ToU Requirements impose greater obligations or broader restrictions on the parties hereto than the following provisions contained in this Section 7.9, then the ToU Requirements shall govern for the automatically transferred Business Employees.

(b)           Subject to applicable Law, including but not limited to any Antitrust Law, no later than ten (10) days prior to the Closing, Purchaser Entities shall, or shall cause an Affiliate to, provide an Offer Letter to each Business Employee (i) who has not already entered into an employment agreement or Offer Letter with a Purchaser, effective as of the Closing Date with terms and conditions consistent with the requirements set forth in this Section 7.9 and (ii) whose employment will not automatically transfer to a Purchaser Entity pursuant to applicable Law. Any Business Employee who accepts an Offer Letter and commences employment with or whose employment otherwise transfers to the Purchaser Entities or one of their subsidiaries shall be a “Transferred Employee.” If any Business Employee requires a work visa or permit or an employment pass or other immigration-related approval for such Business Employee to commence employment with Purchaser Entities or one of their Affiliates as of or after the Closing Date (the “Visa Employees”), Purchaser Entities shall secure prior to or as soon as possible after the Closing Date the necessary visa, permit, pass or other approval in a timely manner consistent with the terms of this Section 7.9. In the event any such work visa, permit, employment pass or other immigration-related approval is not obtained and in effect prior to the Closing Date, the Sellers or their Restricted Affiliates shall use commercially reasonable efforts to make such Visa Employee available to assist the Purchaser Entities in the operation of the Business, so long as the Purchaser or the Purchaser Entities reimburses the Sellers or their applicable Restricted Affiliates for the cost of such Visa Employee’s compensation and benefits (together with the employer-paid portion of any employment or payroll Taxes related thereto) during such interim period pursuant to the Transition Services Agreement. The Purchaser Entities shall bear all the Liabilities and costs relating to, and shall indemnify and hold harmless Sellers and their respective Affiliates from and against, any claims made by any Business Employees for any severance or other separation payments or benefits arising out of (i) Purchaser’s breach of its obligations under this Section 7.9, including any failure of any Purchaser Entity or an Affiliate thereof to provide to Transferred Employees the compensation and benefits described in this Section 7.9, (ii) Purchaser Entities making an offer to a Business Employee that does not meet the requirements of this Section 7.9, and (iii) any claims for severance or other separation payments or benefits in connection with the termination of employment by the Purchaser Entities or their Affiliates of any Transferred Employee after the Closing Date. The Sellers shall bear all the Liabilities and costs relating to, and shall indemnify and hold harmless the Purchaser Entities and their respective Affiliates from and against any claims made by any Business Employee for any severance or other separation payments or benefits (including any such payments or benefits under the Executive Transaction Bonus Agreements) arising out of (A) a Business Employee’s refusal of an Offer Letter compliant with the requirements of this Section 7.9 and (B) any claims for severance or other separation payments or benefits that are required to be paid by applicable Law in connection with the termination of employment by the Sellers or their Affiliates of Transferred Employees in conjunction with their transfer of employment to the Purchaser Entities in connection with the transactions under this Agreement.

57

(c)            Immediately following the date on which any Business Employee who is on an approved short-term or long-term disability or other approved leave of absence (other than, for the avoidance of doubt, vacation or paid time off) (each, an “Inactive Business Employee”) returns to active duty, the Purchaser Entities shall, or shall cause one of their subsidiaries to, offer employment to such Inactive Business Employee, except with respect to timing, such offer shall be to commence employment with the Purchaser Entities or one of their Affiliates within ten (10) days following such Inactive Business Employee’s return to active status (the date that employment of an Inactive Business Employee with the Purchaser Entities or one of its subsidiaries commences, the “Employment Commencement Date”). For each Transferred Employee who was an Inactive Business Employee prior to the Employment Commencement Date, the Purchaser Entities’ (or their Affiliate’s) obligations hereunder shall commence on such Employment Commencement Date. Nothing in this Agreement shall limit Sellers’ or their Affiliates’ right to terminate the employment (in accordance with applicable Law) of any Inactive Business Employee who remains on leave for six (6) months or more (from the date that his or her leave began) and upon such termination, the Purchaser Entities’ obligations to make offers to such Inactive Business Employee under this paragraph shall cease.

(d)           With respect to each Transferred Employee, the Purchaser Entities shall provide, or shall cause a subsidiary of the Purchaser Entities that will employ the Transferred Employees to provide, to each Transferred Employee, for a period of twelve (12) months after the Closing Date (or, if shorter, such Transferred Employee’s period of employment), (i) base salary (or base wages) and annual cash incentive opportunities (other than incentive equity opportunities) that are at least equal to the base salary (or base wages) and annual cash incentive opportunities to which such Transferred Employee was entitled immediately prior to the Closing Date, (ii) eligibility for severance benefits that are no less favorable than those that would have been provided to such Transferred Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect immediately prior to the Closing Date, and (iii) employee benefits (including, but not limited to, health, welfare and retirement benefits, but excluding transaction, retention, change-of-control or stay bonus plans, equity or equity-linked compensation or similar arrangements as well as defined benefit pension plans) that are no less favorable in the aggregate than the employee benefits provided to such Transferred Employees immediately prior to the Closing.

(e)             The Sellers shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employees or their covered dependents under the Seller Plans on or prior to the Closing Date (and, for those Inactive Business Employees, the day prior to the Employment Commencement Date). Expenses and benefits with respect to claims that are incurred by Transferred Employees or their covered dependents under Plans sponsored, maintained or contributed to by the Purchaser Entities or their Affiliates in which Transferred Employees participate on and after the Closing Date (“Purchaser Plans”) shall be the responsibility of Purchaser Entities. For purposes of this paragraph, a claim is deemed incurred: in the case of medical or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of disability benefits, when the disability occurs; in the case of workers’ compensation benefits, when the event giving rise to the benefits occurs; and otherwise, at the time the Transferred Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

58

(f)            As of the Closing Date (or, for the Inactive Business Employees, on the Employment Commencement Date), the Transferred Employees shall cease to accrue further benefits under the Seller Plans, and the Transferred Employees shall commence participation in the Purchaser Plans in accordance with the terms of such Purchaser Plans. The Purchaser Entities shall, and Purchaser Entities shall cause their Affiliates to use commercially reasonable efforts to (i) cause each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all Purchaser Plans to the extent coverage under such Purchaser Plan replaces the corresponding Seller Plan in which Transferred Employee participated immediately prior to the Closing Date (such plans, collectively, the “Old Plans”), (ii) cause to be waived any pre-existing conditions, exclusions, evidence of insurability requirements, actively at work requirements, waiting periods and similar requirements for each Transferred Employee, except to the extent such provisions were not applicable or not otherwise satisfied under the analogous Old Plan in which such Transferred Employee participated immediately prior to the Closing Date (or, for those Inactive Business Employees, on the Employment Commencement Date) and (iii) give effect, in determining any deductible, co-pay, co-insurance and maximum out-of-pocket limitations, to amounts paid by each Transferred Employee (and his or her covered dependents) during the plan year in which the Closing Date occurs under the applicable Old Plan that is a group health plan or purposes of satisfying the corresponding deductible, co-pay, co-insurance and maximum out-of-pocket limitations applicable to such Transferred Employee (and his or her covered dependents) under corresponding Purchaser Plan that is a group health plan for the applicable plan year as if such amounts had been paid in accordance with such Purchaser Plan. For purposes of eligibility to participate, vesting, and future vacation accruals and for purposes of determining severance amounts under the Purchaser Plans, each Transferred Employee shall be given credit for all service with the Sellers, and their Affiliates, and any predecessor employer before the Closing Date to the extent such service was recognized by the Sellers or their Affiliates under the corresponding Seller Plan or ShareFile Plan in which such Transferred Employee participate immediately prior to the Closing Date, other than with respect to benefit accruals under any defined benefit pension plans and other than such credit resulting in duplication of benefits.

(g)            The Purchaser Entities shall, or shall cause one of their Affiliates to, provide vacation and other paid time off benefits to Transferred Employees who are not exempt US based employees that are at least as favorable as those provided to Transferred Employees under the applicable vacation and other paid time off program of Sellers or their Affiliates. Effective as of the Closing or Employment Commencement Date (as applicable), Purchaser Entities shall, or shall cause one of their Affiliates to, assume all obligations of Sellers and their Affiliates for the accrued, unused vacation and paid time off for non-U.S. Transferred Employees located in Europe. Sellers or their Affiliates shall pay out any accrued, unused vacation time and paid time off for Transferred Employees who are not located in Europe as required by applicable Law or the policies of Sellers.

59

(h)           The Purchaser Entities shall take all actions necessary to cause each Transferred Employee who, as of the Closing Date, is a participant in a Seller Plan that is intended to meet the requirements of Section 401(k) of the Code (the “Seller 401(k) Plan”) to be allowed to participate as soon as administratively practicable after the Closing Date in a 401(k) plan sponsored by the Purchaser, the Purchaser Entities or their Affiliates (a “Purchaser 401(k) Plan”) and such Transferred Employee shall be eligible as soon as administratively practicable after the Closing to make elective deferrals into the Purchaser 401(k) Plan and to be eligible to receive employer contributions under the Purchaser 401(k) Plan, in accordance with the Purchaser 401(k) Plan’s terms. The Purchaser shall cause the Purchaser 401(k) Plan to accept rollover contributions of “eligible rollover distribution” (as defined in Section 401(a)(31) of the Code) from the Seller 401(k) Plan to the Purchaser 401(k) Plan (including notes associated with plan loans).

(i)            On the Closing Date, Seller shall pay (or shall cause its Affiliates to pay) to each applicable Transferred Employee any payments due to such Transferred Employee in connection with (x) the Seller Portion of the Other Bonus Liabilities, and (y) the full amount of the applicable LTI Award, determined based on the full performance period, provided that Purchaser shall reimburse to Seller for Purchaser’s Portion of the LTI Awards, up to $1,500,000. Purchaser shall pay (or shall cause its Affiliates to pay) to each applicable Transferred Employee any payments due to such Transferred Employee under the terms of the applicable Bonus Plan, determined based on actual performance during the applicable performance period, other than the Seller Portion of the Other Bonus Liabilities.

(j)             The Purchaser Entities and their Affiliates shall, as of the Closing, assume and honor all Transferred Plans and shall be responsible for all Liabilities under any such Transferred Plans.

(k)            The Purchaser Entities and their Affiliates shall be solely responsible for any Liabilities and obligations arising under Section 4980B of the Code with respect to all Transferred Employees (and their spouses and dependents).

(l)             The Sellers and the Affiliates shall be solely responsible for, and neither the Purchaser Entities nor their Affiliates shall have any responsibility, Liability or obligation for, providing, or continuing to provide, health care contribution coverage as required under COBRA with respect to any individual who is not a Transferred Employee (and their spouses and dependents) who experienced a “qualifying event” or similar concept on, prior to or in connection with the Closing under any Seller Plan or ShareFile Plan subject to COBRA.

(m)          Purchaser Entities and the Sellers agree to provide the other in a timely manner, whether before or (if applicable) after the Closing Date, with such information and, when appropriate, documentation, as such Party may reasonably request about the provisions of this Section 7.9 so that both Purchaser Entities and the Sellers may fulfill their legal obligations hereunder, comply with its obligations under this Agreement and confirm compliance with their obligations under applicable Law.

60

(n)           The Sellers shall not, and shall cause their Affiliates not to, at any time ninety (90) calendar days prior to the Closing Date, without complying fully with the notice requirements and other requirements of the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff (collectively, the “WARN Act”), effectuate a plant closing or mass layoff, in each case as defined by the WARN Act and affecting any Business Employees. On or as soon as practicable following the Closing, the Sellers shall provide Purchaser with a list of “employment losses,” as such term is defined in the WARN Act, at the Company occurring in the period between the date hereof and the Closing Date and impacting any employee who is employed at a facility where a Business Employee is employed. For the avoidance of doubt, a Business Employee shall be considered to be “located” at a facility if the Business Employee works at the facility, is assigned the facility as their home base, is primarily assigned work from the facility, or reports to the facility. The Purchaser shall be solely responsible for any Liabilities arising under the WARN Act for any actions taken by the Purchaser Entities or their Affiliates on or after the Closing, with the exception of Liabilities arising from Sellers’ negligent failure to disclose “employment losses” pursuant to Section 5.14(l) hereof or this Section 7.9(n). For a period of ninety (90) days after the Closing Date, none of the Purchaser Entities nor any of their Affiliates shall engage in any conduct that would result in an employment loss or layoff for a sufficient number of employees, which, if aggregated with any such conduct on the part of the Sellers or their Affiliates, would trigger notice requirements under the WARN Act (except to the extent such notice requirements would not have been triggered without aggregation of employment losses not disclosed by Sellers to Purchaser). The Parties shall use commercially reasonable efforts to cooperate to mitigate or eliminate any Liability under the WARN Act.

(o)           Prior to the Closing and subject to applicable Law and at Seller’s sole expense, the applicable Seller may request that any Business Employee enter into a resignation and release letter with such Seller satisfactory to such Seller, which shall provide that such individual shall release and forever discharge such Seller and its Affiliates from any and all claims arising out of or in connection with his/her employment with such Seller or any of its Affiliates prior to the Closing and/or termination of employment with such Seller on or prior to the Closing Date, whether by contract or otherwise. The Purchaser shall reasonably cooperate with the Sellers in obtaining the execution of such letters with such individuals.

(p)            The Parties acknowledge and agree that all provisions contained in this Section 7.9 with respect to employees are included for the sole benefit of the respective Parties and shall not create any third-party beneficiary to other right in any other Person, including any Business Employees, Transferred Employees, other employees or former employees, any participant in any Plan or any spouse, dependent or beneficiary thereof or any right to continued employment with the Sellers or Purchaser Entities, nor require Purchaser Entities or any Affiliate of Purchaser Entities to continue or amend any particular benefit plan on or after the Closing Date for Transferred Employees, and any such plan may be amended or terminated in accordance with its terms and applicable Law. In addition, subject to the compliance with the other provisions of this Section 7.9, no provision of this Agreement is intended, or shall be interpreted, to establish, amend or terminate any Plan, Seller Plan, ShareFile Plan, Purchaser Plan or any other benefit or compensation plan, program, policy, agreement or arrangement. Notwithstanding anything herein to the contrary, no provision of this Agreement shall limit the rights of the Purchaser Entities or their Affiliates to terminate the employment of any Transferred Employee following the Closing.

61

Section 7.10        Tax Matters.

(a)           All Conveyance Taxes shall be borne by the Purchaser Entities. The Person required by applicable Law to file any Tax Returns reporting any Conveyance Taxes shall prepare and file such Tax Returns. The Sellers and the Purchaser, after the review and consent of the other Parties, shall file such applications and documents as shall permit any such Conveyance Taxes to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure. The Sellers and the Purchaser Entities agree to use commercially reasonable efforts to reduce or eliminate any Conveyance Taxes (including by completing and executing any documents or other certificates that would reduce or eliminate any Conveyance Taxes).

(b)           For any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) of or relating to the Purchased Assets, the Business or ShareFile, the Purchaser Entities shall timely prepare and file (or cause to be prepared and timely filed), at its sole cost and expense, with the appropriate taxing authority all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns and, within ten (10) days of making such payment, the Sellers shall reimburse Purchaser for any such Taxes that were allocable to the portion of such Straddle Period that ended on the Closing Date, to the extent such amounts have not already been reimbursed pursuant to Section 2.3(b) and Section 7.5 of this Agreement. To the extent not otherwise required by applicable Law, all such Tax Returns shall be prepared on a basis consistent with the past practice. No later than forty-five (45) days prior to filing any such Tax Returns, the Purchaser Entities shall submit such Tax Returns to the Sellers for their review, comment and consent (such consent not to be unreasonably withheld). The Sellers shall be responsible for preparing and filing all Tax Returns of Sellers and Affiliates (other than ShareFile) that relate to or otherwise reflect income from the Purchased Assets or the Business for all taxable years and periods ending on or before the Closing Date (other than any Straddle Period), and the Sellers shall pay all Taxes reflected on each such Tax Return. To the extent not otherwise required by applicable Law, all such Tax Returns shall be prepared on a basis consistent with the past practice. The Purchaser shall be responsible for preparing and filing all Tax Returns with respect to the Purchased Assets, the Business and ShareFile for all taxable years and periods beginning after the Closing Date, and Purchaser shall pay all Taxes reflected on such Tax Returns. For purposes of this Agreement, in the case of any Taxes that are attributable to a Straddle Period, the amount of Taxes attributable to the portion of the Straddle Period that ends on the Closing Date shall be determined as follows: (i) in the case of any Taxes based upon or related to income, receipts or payroll (including withholding), the portion attributable to the portion of any Straddle Period ending on the Closing Date shall be determined on the basis of an interim closing of the books of the as of the Closing Date; and (ii) in the case of any other Taxes, the portion attributable to the portion of the Straddle Period that ends on the Closing Date shall be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period that ends on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

62

(c)           At least ten (10) days prior to the Closing, the Company shall deliver to the Purchaser an allocation statement (the “Sellers’ Allocation”), which sets forth the amount of the Purchase Price allocable to each of the Company and the Seller Subsidiaries, depicted as a percentage of the total Purchase Price. The Purchaser shall provide any comments to the draft Sellers’ Allocation to the Seller in writing within five (5) days after receipt thereof. If the Purchaser does not provide any comments within the requisite time period, the draft Sellers’ Allocation shall be treated as final. If the Purchaser timely delivers such written comments, the Purchaser and the Seller shall endeavor in good faith to resolve such dispute within five (5) days after the Purchaser’s delivery of such written comments. Within ninety (90) days after the Closing Date, the Sellers will provide the Purchaser with the Sellers’ proposed allocation of the consideration paid among the Purchased Assets (the “Allocation Statement”) in accordance with Section 1060 of the Code and the methodologies set forth on Exhibit D. For purposes of this Section 7.10(c), the consideration paid shall be equal to the Closing Payment plus that portion of the Assumed Liabilities that are considered assumed liabilities for federal income Tax purposes. The Parties shall not treat the Sellers as having made any payment to the Purchaser in exchange for the Purchaser assuming any liabilities under this Agreement or in respect of deferred revenue or prepaid amounts of the Purchaser Entities or any of its Affiliates, and the Allocation Statement shall be prepared in a manner consistent with such treatment. Within thirty (30) days after receiving such Allocation Statement, the Purchaser will propose to the Company any changes to such Allocation Statement. The Company and the Purchaser will endeavor in good faith to resolve any differences with respect to the Allocation Statement within thirty (30) days after the Company’s receipt of written notice of objection from the Purchaser. If the Purchaser and Sellers are unable to resolve such dispute, Purchaser and Sellers shall engage (and equally bear the costs with respect to) a mutually acceptable accounting firm to resolve such dispute, and such resolution shall be binding on the Purchaser and Sellers. If the Purchaser does not respond within such thirty (30) day period, the Purchaser shall be deemed to consent to the Allocation Statement as prepared by the Sellers. The Company and the Purchaser shall cause each of their respective Affiliates, (i) to report the U.S. Tax consequences of the transaction contemplated herein in a manner consistent with the Allocation Statement and (ii) not to take any position inconsistent therewith for any U.S. Tax purposes (unless required by a change in applicable Tax Law or as a result of a good faith resolution of a contest).

(d)          Any refunds (and credits in lieu of a refund) of Taxes that relate to any Excluded Liabilities (including any interest thereon paid by any Governmental Entity) that are received by Purchaser Entities or any of its Affiliates after the Closing Date shall be for the account of the Sellers and shall be promptly paid to the Sellers, net of any expenses or Taxes incurred by the Purchaser Entities with respect to any such refunds (or credits in lieu of a refund).

(e)           The Purchaser Entities and the Sellers shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, in preparing and filing all Tax Returns related to the Purchased Assets, the Business, or ShareFile and in resolving all Actions related to Taxes of the Purchased Assets, the Business, or ShareFile, including by maintaining and making available to each other all records necessary in connection with such Taxes or Tax Returns and making the relevant personnel available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder.

63

Section 7.11       Exclusivity.

(a)           From the date of this Agreement until the earlier to occur of the valid termination of this Agreement in accordance with its terms or the Closing, Sellers shall not, and shall cause the Restricted Affiliates and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiry, discussion, request, proposal or offer (a “Competing Proposal”) that constitutes, or would reasonably be expected to lead to, Competing Transaction, (ii) enter into, continue, initiate or otherwise participate in any discussions or negotiations with any Person (other than Purchaser Entities and their Affiliates, Sellers or their Affiliates and their respective Representatives) that would reasonably be expected to lead to, or is otherwise in furtherance of, a Competing Proposal, (iii) agree to or approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or other definitive agreement or Contract with respect to or relating to any Competing Transaction, (iv) furnish any non-public information or data relating to or concerning the Business to, or afford access to the properties, books, records, officers or personnel constituting Purchased Assets to, any third party (other than Purchaser Entities or their Affiliates, Sellers or their Affiliates and their respective Representatives) for the purpose contemplated by clause (i) hereof; provided that this shall not prohibit the Sellers from providing to current and potential business affiliates, including customers and potential customers, information of the nature typically provided in connection with potential commercial transactions in the ordinary course of business consistent with past practice to the extent that it is reasonably expected that the provision of such information will not lead to a Competing Transaction or Competing Proposal, or (v) resolve, commit or agree to do any of the foregoing. Notwithstanding the foregoing, nothing in this Section 7.11 shall restrict or limit any disclosure obligations required by applicable Law or any rules of any stock exchange. For the purposes of this Section 7.11, “Competing Transaction” means any sale of any Purchased Assets (in each case, whether by merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, license, disposition, sale of assets or otherwise) to any third party (other than to Purchaser Entities and their Affiliates); provided, that, for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, in no event shall a Competing Transaction include (and nothing in Section 7.11 shall apply to) a sale of all of the equity interests in Sellers or all or substantially all of the assets of Sellers; provided, further, that if, in the case of such an asset sale, the Person acquiring all or substantially all of the assets of Sellers agrees to assume all obligations of the Sellers under this Agreement.

(b)           From the date of this Agreement until the earlier to occur of the valid termination of this Agreement in accordance with its terms or the Closing, Sellers shall, and shall cause their Restricted Affiliates and their respective Representatives to, immediately cease any discussions or negotiations with any Person other than Purchaser and its Representatives with respect to, or that would reasonably be expected to lead to, a Competing Transaction.

(c)           From the date of this Agreement until the earlier to occur of the valid termination of this Agreement in accordance with its terms or the Closing, Sellers shall, and shall cause their Restricted Affiliates and their respective Representatives to, (i) as promptly as reasonably practicable (and in any event within twenty-four (24) hours) after (x) receipt of any Competing Proposal or (y) any request for non-public information or inquiry or any discussions or negotiations are sought to be initiated with any Seller or its Restricted Affiliates in connection with a Competing Proposal, provide the Purchaser with written notice, which such notice shall include, in the case of clause (x), the identity of the Person making the Competing Proposal and the material terms and conditions thereof (including, if applicable, copies of any written documentation constituting the Competing Proposal) and, in the case of (y), the identity of the Person seeking such information or discussions or negotiations, and (ii) in the event that any such party modifies its Competing Proposal in any material respect, provide the Purchaser with written notice within twenty-four (24) hours after receipt of such modified Competing Proposal or the fact that such Competing Proposal has been modified and the terms of such modification or proposed modification (including, if applicable, copies of any written documentation reflecting such modification or proposed modification). Notwithstanding anything to the contrary set forth in this Section 7.11(c), neither the Sellers nor their Restricted Affiliates shall be required to provide any notice or information if the provision of such information would be in violation of applicable Law or any Contract in existence prior to the date hereof.

64

(d)           Any breach of this Section 7.11 by any director, officer or Subsidiary of any Seller or any action by any Representative acting at the direction of a Seller’s in breach of this Section 7.11 will be deemed to be a breach of this Agreement by the Company.

Section 7.12         Release.

(a)            Effective as of the Closing, each Purchaser Entity, on behalf of itself and its respective officers and directors, hereby unconditionally and irrevocably and forever releases and discharges each Seller and its Affiliates and each of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Person (except for Business Employees) (each, an “Seller Released Party”), of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at Law or in equity that such party ever had, now has or ever may have or claim to have against any Seller Released Party in such Seller Released Party’s capacity as a Seller or a director of any member of such Seller, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever in respect of the management or operation of the Business, in each case arising prior to the Closing. Each Purchaser Entity, on behalf of itself and its officers and directors, expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Each Purchaser Entity, on behalf of itself and its officers and directors, understand the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledge and agree that this waiver is an essential and material term of this Agreement. Each Purchaser Entity, on behalf of itself and its respective officers and directors, acknowledges that the Company will be relying on the waiver and release provided in this Section 7.12(a) in connection with entering into this Agreement. Without limiting the generality of the foregoing, each Purchaser Entity waives all rights under California Civil Code Section 1542 (or any similar provision of any other state law), which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR SELLER RELEASED PARTY. Notwithstanding the foregoing, the release in this Section 7.12(a) shall not release the Seller Released Parties or limit any potential remedies of the Purchaser Entities with respect to (i) Fraud, (ii) the rights and obligations of any Person set forth in or arising under any provision of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, and (iii) any claims that cannot be released as a matter of Law. The Parties acknowledge and agree that this Section 7.12(a) does not apply to and shall not constitute a release of any rights or obligations arising under this Agreement or the Transaction Documents.

65

(b)          Effective as of the Closing, each Seller, on behalf of itself and its respective officers, directors and equityholders, each hereby unconditionally and irrevocably and forever releases and discharges each Purchaser Entity and its Subsidiaries and each of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Person (each, an “Purchaser Released Party”), of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Purchaser Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever in respect of the management or operation of the Business arising prior to the Closing. Each Seller, on behalf of itself and its officers, directors, and equityholders, expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Each Seller, on behalf of itself and its officers, directors, and equityholders understand the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledge and agree that this waiver is an essential and material term of this Agreement. Each Seller, on behalf of itself and its respective officers, directors, and equityholder, acknowledges that the Purchaser Entities will be relying on the waiver and release provided in this Section 7.12(b) in connection with entering into this Agreement. Without limiting the generality of the foregoing, each Seller waives all rights under California Civil Code Section 1542 (or any similar provision of any other state law), which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR PURCHASER RELEASED PARTY. Notwithstanding the foregoing, the release in this Section 7.12(b) shall not release the Purchaser Released Parties or limit any potential remedies of the Sellers with respect to (i) Fraud, (ii) the rights and obligations of any Person set forth in or arising under any provision of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, and (iii) any claims that cannot be released as a matter of Law. The Parties acknowledge and agree that this Section 7.12(b) does not apply to and shall not constitute a release of any rights or obligations arising under this Agreement or the Transaction Documents.

Section 7.13        Retention of Files and Records. Each Purchaser Entity, and each Purchaser Entity shall cause its Subsidiaries, as applicable, to retain all Files and Records relating to accounting or legal matters prior to the Closing for a period of seven (7) years from the Closing Date. During such seven (7)-year period, upon reasonable prior written notice and except as determined in good faith to be appropriate to ensure compliance with applicable Law, fiduciary duty or binding agreements entered into prior to the date hereof, and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality or privacy obligations, each Purchaser Entity will (A) afford the Sellers and its counsel, accountants and other representatives reasonable access, during regular business hours, to the employees and books and records of the Business, (B) furnish to the Sellers such additional financial and other information regarding the Business and the Purchased Assets as such Seller may from time to time reasonably request and (C) make available to the Sellers those employees of Purchaser Entities and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist the Sellers in connection with its inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings for trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Purchaser Entities. All requests for information made pursuant to this Section 7.13 shall be directed to an executive officer of Purchaser or such person as may be designated by Purchaser.

66

Section 7.14        Access to Files and Records and Employees. From the date hereof until the Closing or the earlier valid termination of this Agreement in accordance with its terms, (a) the Company shall, and shall cause the Sellers and their Affiliates and Subsidiaries to, afford the Purchaser and its Representatives reasonable access during regular business hours to the Files and Records (except to the extent the delivery thereof is contemplated by the Transition Services Agreement), Business Employees and any other employees primarily engaged in the Business and (b) each Party will afford the other Party and their respective counsel and accountants, reasonable access, during normal business hours upon reasonable advance notice, to the Business Employees and other employees primarily engaged in the Business, books, records and other data in its possession with respect to the Purchased Assets relating to periods prior to or after the Closing Date, and the right to make copies thereof, to the extent such access is not prohibited by applicable Law and reasonably required by the requesting party in connection with (a) the preparation of Tax Returns; (b) compliance with the requirements of any Governmental Entity or regulatory authority; (c) financial reporting or accounting matters or (d) to facilitate integration. Notwithstanding anything to the contrary in this Agreement, neither the Parties nor the Sellers shall be required to provide access to any information to the other Party or its Representatives if the disclosing Party determines, in its good faith and reasonable discretion, that such access would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof; provided, however, that the such disclosing Party shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that would not risk waiver of such attorney-client privilege and any such access shall not unreasonably interfere with the business or operations of such Party.

Section 7.15       Copies of Certain Documents. From the date hereof until the Closing or the earlier valid termination of this Agreement in accordance with its terms, the Company shall, and shall cause the Sellers and their Affiliates and Subsidiaries to, deliver to the Purchaser copies of (i) any Tax Returns and other Tax-related files or records Exclusively Related to the Business for the sole internal use of Purchaser in connection with the normal course operation of the Business and compliance with the terms of the Transaction Documents (the “Tax Materials”) and (ii) any Bundled Contracts, solely as they relate to the Business or the Business Products (the “Document Copies”); provided that the Sellers may redact competitively sensitive or personally identifying information not Exclusively Related to the Business from the Document Copies; provided, further, that Purchaser shall not use the Bundled Contracts for any purpose other than for the provisions of the Services (as defined in the Hosting and Support Agreement) under the Hosting and Support Agreement or for the purposes of contracting, directly or indirectly, with the applicable customer for each such Bundled Contract with respect to the Business Products; provided, further, that none of the Company, the Sellers, their Affiliates or Subsidiaries shall be required to deliver any Tax Materials to any Party if, in the good faith and reasonable discretion of the Company, such delivery would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty, confidentiality provision or binding agreement entered into prior to the date hereof (provided, however, that the Company shall use its commercially reasonable efforts to deliver the Tax Materials in a manner that would not risk waiver of such attorney-client privilege); provided, further, that “Tax Materials” shall not include any income Tax Returns of the Seller or any of its Affiliates. Promptly following entry into this Agreement, Section 5.7(b) of the Disclosure Schedules indicates for each item listed on Section 5.7(b) of the Disclosure Schedules, as applicable, the owner, registration or application numbers, jurisdiction and filing and issuance dates and all actions that are required to be taken by any of the Sellers within ninety (90) days following the date of this Agreement in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances).

67

Section 7.16        Confidentiality. From and after the Closing, the Company shall, and shall cause each Seller and the Restricted Affiliates to, hold, and use reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, Exclusively Relating to the Business or the Purchased Assets, except to the extent that the Company can show that such information (a) is generally available to and known by the public through no fault of the Company, any Seller or any of the Restricted Affiliates or their respective Representatives or (b) is lawfully acquired by the Company, any Seller or any of the Restricted Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Company, any Seller or any of the Restricted Affiliates or their respective Representatives are compelled to disclose any information by applicable Law, regulation, stock exchange rule, or subpoena, civil investigative demand or similar judicial or administrative process, the Company shall promptly notify Purchaser in writing and shall disclose only that portion of such information that the Company is advised by its counsel is legally required to be disclosed; provided that the Company shall use reasonable best efforts to obtain an appropriate protective Order or other reasonable assurance that confidential treatment will be accorded such information (at the sole cost and expense of Purchaser). The foregoing restrictions and the restrictions set forth in Section 7.3(a) shall not prohibit the Parties from making such announcements regarding this Agreement and the transactions contemplated hereby as permitted under Section 10.2.

Section 7.17        Consents Not Obtained at Closing. The Sellers shall use reasonable best efforts to obtain and deliver to Purchaser at or prior to the Closing such Consents as are required to allow the assignment by Sellers to Purchaser of Sellers’ rights, title and interest in, to and under any Non-Assigned Contract or other Contract included in the Purchased Assets. To the extent any such Consent is not obtained or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Law or Order, neither this Agreement nor the Bill of Sale, Assignment and Assumption Agreement shall constitute an assignment or an attempted assignment of such Contract.

68

Section 7.18        Software Code. As soon as reasonably practicable, and in no event more than thirty (30) calendar days after the Closing Date (but in no event before transferring all of its Software included in the Purchased Assets to Purchaser), each Seller will (a) using industry standard methods, destroy, and cause its Affiliates to destroy, all copies of such code which are retained in electronic form on any electronic media or other items of tangible personal property that constitute Purchased Assets in a Seller’s or its Affiliates’ custody, possession or control; and (b) cause an officer of each Seller to certify to Purchaser in writing that such delivery and destruction has occurred by executing a document in the form reasonably acceptable to Purchaser.

Section 7.19         Post-Closing Deliveries.

(a)           Each Seller agrees that, if reasonably requested by Purchaser upon reasonable advance written notice, it will cooperate with Purchaser during regular business hours, at Purchaser’s sole cost and expense, in using reasonable best efforts to enforce the terms of any Contract between a Seller or its Affiliate and any third party involving the activities associated with the Purchased Assets, including, terms in Bundled Contracts or otherwise relating to confidentiality and the protection of any and all rights related to any of the Intellectual Property included in the Purchased Assets, including prohibitions on reverse engineering. In the event that Purchaser is unable to enforce any Bundled Contract or other Contract or other rights related to such Intellectual Property against a third party, whether due to a lack of standing or otherwise, each Seller agrees to reasonably cooperate with Purchaser to enable Purchaser to enforce its Intellectual Property Rights in its own name; provided, that, notwithstanding anything to the contrary contained in this Section 7.19, no Seller shall be required to initiate, pursue or join Purchaser as a party in any litigation.

(b)           Each Seller agrees further that, if reasonably requested by Purchaser upon advance written notice, the Seller will cooperate with Purchaser to provide reasonable access to records and personnel of Seller during regular business hours to the extent such access is necessary in order to transition the Purchased Assets into service of Purchaser.

Section 7.20       Financial Statement Preparation; Scope of Delivery. Prior to the Closing Date, Sellers shall, and shall cause their respective Representatives to, at Purchaser’s sole cost and expense, use reasonable best efforts to (i) collaborate with Purchaser and its Representatives on the preparation of the Abbreviated Financial Statements and (ii) provide to Purchaser and its Representatives with prompt and reasonable access to Sellers’ respective Representatives during such Representatives’ regular business hours given reasonable notice and the information, financial statements and underlying documentation, in each instance, with respect to the Business as reasonably necessary for Purchaser to validate and prepare the Abbreviated Financial Statements and for Purchaser to begin and conduct procedures related to the audit to be conducted in connection therewith. From and after the Closing, Sellers shall, and shall cause their respective Representatives to, at Purchaser’s sole cost and expense, use reasonable best efforts to provide to Purchaser and its Representatives (x) reasonable support in Purchaser’s preparation of statements of revenue and expenses and assets acquired and liabilities assumed, in each case, as of the Closing Date, and (y) prompt access to Sellers’ respective Representatives and the information (including, but not limited to, the type that would have been described in the definition of Files and Records), and financial statements and underlying documentation, in each instance, with respect to the Business reasonably necessary for Purchaser to conduct, or have conducted, an audit of the Abbreviated Financial Statements, such that Purchaser can publicly file the Abbreviated Financial Statements with the U.S. Securities and Exchange Commission in accordance with Article 11 and Rule 3-05 of Regulation S-X. With respect to the preparation of the materials described in the preceding sentence, Purchaser will reimburse Sellers, within ten (10) Business Days after demand in writing therefor, for any reasonable, documented out of pocket costs, fees and expenses incurred by Sellers in complying with the applicable provisions of this Section 7.20.

69

Section 7.21          Insurance.

(a)            ShareFile shall, and shall cause its Affiliates to, use reasonable best efforts to cause any carriers who have underwritten occurrence-based insurance policies that provide insurance coverage to the Business to continue to make such coverage available to ShareFile and its Affiliates following the Closing for claims arising out of Pre-Closing Occurrences. Sellers shall not, and shall cause their Affiliates not to, release, commute, buy-back or otherwise eliminate the coverage available to ShareFile or the Business under any such insurance policies. Sellers acknowledge the right of Purchaser to access the benefit of such insurance for such Pre-Closing Occurrences. Following the Closing Date, Sellers and Purchaser shall cooperate with and use reasonable best efforts to assist the other in issuing notices of claims under such insurance policies, presenting such claims for payment and collecting insurance proceeds related thereto; and

(b)           Sellers shall, and shall cause their Affiliates to, not take any action to impair any insurance coverage available to ShareFile and its employees, officers, directors and managers for Pre-Closing Occurrences, and shall provide reasonable assistance to allow access to any such insurance coverage available under the Insurance Policies.

Article VIII
TERMINATION

Section 8.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of Purchaser, on the one hand, and the Company, on the other hand;

(b)           by Purchaser providing written notice to the Company if there has been a breach of or failure to perform any of the representations, warranties, covenants or agreements set forth in this Agreement made by the Company or Sellers that (i) would give rise to the failure of any of the conditions set forth in Section 4.2(b) and (ii) cannot be or has not been cured by the Company or Sellers within twenty (20) days after Company’s receipt of written notice of such breach from Purchaser or the earlier occurrence of the Outside Date; provided, that Purchaser shall not be entitled to terminate this Agreement pursuant to this subsection (b) if Purchaser is then in material breach of any representation, warranty, covenant or other agreement hereunder;

(c)            by the Company providing written notice to Purchaser if there has been a breach of or failure to perform any of the representations, warranties, covenants or agreements set forth in this Agreement made by Purchaser that (i) would give rise to the failure of any of the conditions set forth in Section 4.2(c) and (ii) cannot be or has not been cured by the Purchaser within twenty (20) days after Purchaser’s receipt of written notice of such breach from the Company or the earlier occurrence of the Outside Date; provided, that the Company shall not be entitled to terminate this Agreement pursuant to this subsection (c) if the Company is then in material breach of any representation, warranty, covenant or other agreement hereunder;

70

(d)           by either of Purchaser, on the one hand, or the Company, on the other hand, with written notice to the other party, if (i) there shall be any Law or Order in effect that, in each case, makes illegal, prohibits or otherwise restrains the consummation of the transactions contemplated by this Agreement or any other Transaction Document; provided, that the right to terminate this Agreement under this Section 8.1(d) will not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement, including the obligations of Purchaser under Section 7.3, has been the cause of or resulted in the action or event described in this Section 8.1(d); or

(e)            by either of Purchaser, on the one hand, or the Company, on the other hand, if the Closing shall not have been consummated by March 9, 2025 (the “Outside Date”); provided, however, that a Party shall not be entitled to terminate this Agreement pursuant to this subsection (e) if that Party’s breach of this Agreement or failure to perform or comply with any covenant, agreement condition or obligation hereunder at or prior to the Closing has been the primary cause of the failure of the Closing to occur on or before such Outside Date.

Section 8.2            Effect of Termination.

(a)            In the event of a valid termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and of no force or effect whatsoever and there shall be no liability or obligation hereunder on the part of any of the Company or Purchaser (other than pursuant to this Section 8.2, Section 10.2, Section 10.3, Section 10.5 and Article XI, which shall survive any such termination); provided, however, that no party shall be relieved or released from any liabilities or damages arising out of any willful and material breach of this Agreement or Fraud. For purposes of clarification, the parties agree that (i) if Purchaser does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 4.2(a) and Section 4.2(b) have been satisfied or waived, or (ii) if Company does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 4.2(a) and Section 4.2(c) have been satisfied or waived, then, in either case, such event shall be deemed to be a willful and material breach by such Persons of this Agreement.

(b)            If the transactions contemplated by this Agreement are terminated as provided in Section 8.1, Purchaser acknowledges and agrees that all documents, copies thereof, and all other materials received from or on behalf of the Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, shall continue to be subject to the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

71

Article IX
NON-SURVIVAL

Section 9.1            Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements (other than those covenants and agreements that by their terms apply or are to be performed in whole or in part on or after the Closing or termination of this agreement or otherwise expressly by their terms survive the Closing or termination of this Agreement, each of which will survive in accordance with their terms) contained in this Agreement or in any document or certificate delivered pursuant hereto shall not survive beyond the Closing or termination of this Agreement, shall terminate on the earlier of the Closing and the date on which this Agreement is terminated and, except in the case of Fraud, there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Party, its Affiliates or any of their respective officers, directors, agents or other representatives; provided that nothing in this Section 9.1 shall be construed to modify, limit or supersede Section 8.2. Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit the liability of, or preclude any Party in seeking any remedy against, a Person that committed Fraud. For the avoidance of doubt, any covenant set forth in this Agreement or in any other document, agreement, schedule, certificate or exhibit contemplated hereby or delivered in connection with the transactions contemplated hereby that are required to be performed, in whole or in part, after the Closing, shall survive the Closing in accordance with its terms (and any liability in respect thereof shall be the several responsibility of the Party expressly obligated to perform).

Article X
ADDITIONAL AGREEMENTS

Section 10.1        Mutual Assistance. Without limiting or altering the obligations in Section 7.2 and Section 7.3, each of the Parties agrees that it will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Entity required to be submitted jointly by any of the Parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Subsequent to the Closing, each of the Parties hereto, at its own cost, will use commercially reasonable efforts to assist each other Party (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

Section 10.2         Press Release and Announcements; Confidentiality.

(a)           The Purchaser shall issue the initial press release announcing the execution of this Agreement attached hereto as Exhibit H (the “Press Release”) and shall be permitted to prepare and file and present an investor presentation with regard to the matters set forth herein substantially in accordance with the draft shared prior to the date hereof. Except as otherwise expressly contemplated by or necessary to implement the provisions of this Agreement, neither the Purchaser, the Company nor any of the Seller Subsidiaries or their Affiliates shall issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated by this Agreement without the prior written consent of the other Party, except to the extent required by Law, consistent with prior disclosures or for financial reporting purposes; provided that (i) the Parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses and (ii) disclosure by Vista and Elliott Investment Management L.P. and their affiliated investment vehicles or their respective Affiliates (x) of the key economic terms of the transactions contemplated by this Agreement and the return realized as a result thereof to their current limited partners and investors who are subject to customary confidentiality obligations with respect thereto in connection with their normal fundraising, marketing and reporting activities in the ordinary course of business and (y) after the Closing, in the form of notifications to mailing lists, including to “friends and family” and by posting on their respective website that the Business was sold to the Purchaser Entities, without disclosing the economic terms set forth herein. Purchaser acknowledges that, only upon and following the Closing or termination of this Agreement pursuant to Article VIII, the confidentiality agreement entered into by Purchaser and the Company in connection with the contemplated transaction (the “Confidentiality Agreement”) shall remain in full force and effect pursuant to its terms.

72

(b)           Vista Equity Partners Management, LLC and its affiliated investment funds (“Vista”) have provided, and may continue to provide after the date hereof, the Business and certain of the Sellers’ executives and certain other employees with access to the Vista Best Practices (information about which the Sellers may provide to the board of directors of the Sellers) and certain other proprietary and confidential information of Vista (the “Vista Confidential Information”). Purchaser agrees on behalf of itself and its Affiliates that (i) the Vista Best Practices and the other Vista Confidential Information are valuable, confidential and proprietary information and constitute trade secrets of Vista, (ii) the Vista Best Practices and the other Vista Confidential Information remain the exclusive property of Vista and must not be used or disclosed in any manner by Purchaser or any of its Affiliates, (iii) the terms under which the Vista Best Practices and the other Vista Confidential Information were provided to the Sellers and the Sellers’ executives and certain other employees (the “Permitted Recipients”) do not permit access to the Vista Best Practices or other Vista Confidential Information by any Person other than such Permitted Recipients, (iv) none of Purchaser, its Affiliates or their respective directors, managers, officers, employees or agents shall request access to the Vista Best Practices or other Vista Confidential Information and (v) Purchaser and its Affiliates shall have no rights in the Vista Best Practices or other Vista Confidential Information. Purchaser, on behalf of itself and its officers and directors, acknowledges that the Company will be relying on the confidentiality covenants provided in this Section 10.2 in connection with entering into this Agreement and that this Section 10.2 is intended for the benefit of, and to grant third party rights to, Vista and its Affiliates to enforce this Section 10.2.

Section 10.3       Expenses. Except as otherwise set forth in this Agreement, each of the Parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any Party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated; provided, however, that Purchaser shall be solely responsible for all filing fees under the HSR Act and any other Antitrust Law, and all costs associated with obtaining any third party consents in connection with the transactions contemplated by this Agreement.

73

Section 10.4         Further Assurances. Following the Closing, subject to the terms and conditions of this Agreement, if any further action is necessary in order to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents and the aiding and assisting in collecting and reducing to possession any or all of the Purchased Assets) as the other Party may reasonably request (at the sole cost and expense of the requesting party). Without limiting the foregoing, (a) in the event that following the Closing Date, the Purchaser Entities receive any monies constituting Retained Assets, the Purchaser shall promptly endorse or pay such amounts over to the relevant Seller (as directed by the Company), and (b) in the event that following the Closing Date, a Seller receives any monies constituting Purchased Assets, such Seller shall promptly endorse or pay such amounts over to the Purchaser Entity as directed by the Purchaser.

Section 10.5          Disputes; Arbitration Procedure.

(a)            Each of the Parties agrees that it will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between senior business executives with authority to resolve the controversy.

(b)           Any dispute, claim or controversy that cannot be resolved by the Parties through good faith negotiations within thirty (30) days of notification to the counter-party of the commencement of the dispute resolution procedures of this Section 10.5 will then, upon the written request of any Party, be resolved by binding arbitration conducted in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators mutually agreeable to the Parties. If the Parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the Parties to determine the dispute in accordance with this Agreement and the substantive rules of Law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal Law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in San Francisco, California. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

(c)           Nothing contained in this Section 10.5 shall prevent any Party from resorting to judicial process if solely injunctive or equitable relief from a court is necessary to prevent injury to such Party or its Affiliates. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any Party to assert any claim or defense. The prevailing party in the final, non-appealable determination of any dispute, claim or controversy brought in arbitration, court or other judicial process in accordance with this Agreement shall be reimbursed fully and promptly by the non-prevailing party for all reasonable attorneys’ fees, court costs and other reasonable costs and expenses incurred by such prevailing party in connection with the resolution of such dispute, claim or controversy.

74

Article XI
MISCELLANEOUS

Section 11.1        Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties hereto without the prior written consent of Purchaser and the Company and any attempted assignment without such prior written consent shall be void and of no force or effect whatsoever.

Section 11.2        Governing Law and Jurisdiction. This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. Except as to matters subject to arbitration (other than enforcement of awards therefrom or enforcement of any Party’s agreement to arbitrate) as described in Section 10.5, to the extent permitted by Law, each of the Parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state court sitting in the State of Delaware or United States federal court sitting in Wilmington, Delaware, over any suit, Action or other proceeding brought by any Party arising out of or relating to this Agreement, and each of the Parties hereto hereby irrevocably agrees that all claims with respect to any such suit, Action or other proceeding shall be heard and determined in such courts. In the event of any litigation regarding or arising from this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

Section 11.3        Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.4        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

75

Section 11.5       Notices. All notices, demands and other communications to be given or delivered to Purchaser Entities or the Sellers under or by reason of the provisions of this Agreement will be in writing (including by e-mail) and will be deemed to have been given (a) when personally delivered, (b) one (1) Business Day after being sent by reputable overnight courier or (c) when transmitted by e-mail, except that if notice is received by e-mail after 5:00 p.m. local time on a Business Day at the place of receipt, it shall be effective the following Business Day, in each case as appropriate to the addresses indicated below (unless another address is so specified by the applicable Party in writing):

If to the Sellers:

Cloud Software Group, Inc.
851 West Cypress Creek Road
Fort Lauderdale, FL 33309
Attention:      Chief Legal & Administrative Officer
Email:            tony.gomes@cloud.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
555 California Street, Suite 3000
San Francisco, CA 94104
Attention:      Stuart E. Casillas, P.C.; Ari Levi; Philip Castagnozzi Bush
Email:            stuart.casillas@kirkland.com; ari.levi@kirkland.com; philip.castagnozzibush@kirkland.com

If to the Purchaser Entities:

Progress Software Corporation
15 Wayside Road, Suite 400
Burlington, Massachusetts 01803
Attention:      YuFan Stephanie Wang
Email:            yufan.wang@progress.com

With a copy to (which shall not constitute notice):

DLA Piper LLP (US)
1251 Avenue of the Americas, 27th Floor
New York, NY 10020
Attention:      Jon Venick
Email:            jon.venick@us.dlapiper.com

Any Party may change its address for the purpose of this Section 11.5 by giving the other Party written notice of its new address in the manner set forth above.

76

Section 11.6        Amendments; Waivers. This Agreement may not be amended, altered or modified except by a written instrument executed by the Company and Purchaser. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

Section 11.7        Entire Agreement. This Agreement and the other Transaction Documents, together with the annexes, schedules and the exhibits hereto and the other instruments referred to herein, including the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

Section 11.8        No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and their respective permitted successors and assigns, any legal or equitable rights, benefits or remedies under or by reason of this Agreement.

Section 11.9        Scheduled Disclosures. The Disclosure Schedules delivered pursuant to this Agreement shall be in writing and shall qualify the Sellers’ representations, warranties and covenants set forth in this Agreement. The Disclosure Schedules are qualified in their entirety by reference to the specific provisions of this Agreement, and the information set forth in the Disclosure Schedules is not intended to constitute, and shall not be construed as constituting, separate representations, warranties or covenants of the Sellers except to the extent expressly provided in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. Certain information set forth in the Disclosure Schedules is included solely for information purposes and may not be required to be disclosed pursuant to this Agreement. The inclusion of an item in a Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations, warranties or covenants of the Sellers nor shall such information constitute an admission by any party hereto, as applicable, that such item constitutes an item, event, circumstance or occurrence that is material to the Sellers or constitutes a Material Adverse Effect. Any fact or item that is disclosed in any Disclosure Schedule under any section number shall be deemed to be disclosed and incorporated in the Disclosure Schedules under any other section to the extent the relevance of such information to such other section would be reasonably apparent on its face to a third-party reader of such information, notwithstanding the omission of a reference or cross-reference thereto. Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any applicable Law, shall not constitute, or be deemed to be, an admission that such breach, violation, infringement or default has occurred. The section numbers used on the Disclosure Schedules refer to the sections in the Agreement. Headings and subheadings have been inserted on certain Disclosure Schedules for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of information in such Disclosure Schedules or in the Agreement. Where the terms of a Contract or other item have been summarized or described in the Disclosure Schedules, such summary or description does not purport to be a complete statement of the material terms of such contract or other item, and all such summaries and descriptions are qualified in their entirety by reference to the Contract or item being summarized and/or described. The information provided in the Disclosure Schedules is being provided solely for the purpose of making disclosures to Purchaser as required under this Agreement. In disclosing this information, the Parties, as applicable, do not waive, and expressly reserve any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine or common interest privilege with respect to any of the matters disclosed or discussed therein.

77

Section 11.10    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all other genders and words denoting natural persons shall include all persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation or (b) such item is otherwise set forth or reflected on the balance sheet or financial statements. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement, and jointly agree that time is of the essence for each and every provision of this Agreement.

Section 11.11    Captions. The captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

Section 11.12    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Purchaser Entities or the Sellers as applicable, in accordance with their specific terms or were otherwise breached a Purchaser Entity or Seller, as applicable. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of this Agreement by any of the Purchaser Entities or the Sellers, as applicable, and to enforce specifically the terms and provisions hereof against the Purchaser Entities and the Sellers, as applicable, in any court having jurisdiction, this being in addition to any other remedy to which the Parties hereto are entitled at Law or in equity.

78

Section 11.13    Counterparts; Evidence of Signatures. This Agreement may be executed in one or more counterparts, any one of which may be by electronic submission, and all of which taken together shall constitute one and the same instrument.

Section 11.14     Bulk Sales Waiver. Each Party waives compliance with any applicable bulk sale Laws in connection with the transactions contemplated by this Agreement; provided that, except to the extent otherwise provided in Section 7.9(a), any Liabilities arising from such waiver shall be treated as Excluded Liabilities.

Section 11.15       Non-Recourse. (a) This Agreement may be enforced only against, and any proceeding based upon, arising out of, or related to this Agreement may be brought only against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party and (b) with respect to each Party, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, lender or representative of such named Party (as applicable) shall have any liability (whether in contract or tort, at Law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named Party or for any claim based on, arising out of, or related to this Agreement. The provisions of this Section 11.15 are intended to be for the benefit of, and enforceable by the Affiliates, officers, directors, employees, incorporators, members, partners, stockholders, agents, attorneys and other representatives referenced in this Section 11.15 and each such Person shall be a third-party beneficiary of this Section 11.15. No Party shall assert that a Person having a relationship described in clause (b) of this Section 11.15 to that Party is a required, necessary, or indispensable party in a proceeding seeking relief against the Party.

Section 11.16      Attorney-Client Privilege.

(a)           Purchaser agrees, on behalf of itself and the Purchaser Entities, that all communications in any form or format whatsoever between or among any of Kirkland & Ellis LLP, the Sellers and their respective Affiliates, and each of the foregoing’s respective officers, directors, managers, employees, shareholders, equityholders, agents and representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Sellers, shall be controlled by the Company on behalf of the Sellers and shall not pass to (by operation of Law or otherwise) or be claimed by the Purchaser Entities. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sellers, shall be controlled by the Company on behalf of the Sellers and shall not pass to or be claimed by the Purchaser Entities.

(b)           Notwithstanding the foregoing, in the event that a dispute arises between a Purchaser Entity, on the one hand, and a third party other than the Sellers, on the other hand, a Purchaser Entity may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party and, if requested by Purchaser, the Sellers shall assert such privilege; provided, however, that none of the Purchaser Entities may waive such privilege without the prior written consent of the Company. In the event that a Purchaser Entity is legally required by Order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Purchaser shall immediately (and, in any event, within two (2) Business Days) notify the Company in writing (including by making specific reference to this Section 11.16(b)) so that the Company (or the Sellers, at the Company’s sole discretion) can seek (at its expense) a protective order and Purchaser agrees to use all commercially reasonable efforts to assist therewith.

[Signature pages follow]

79

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PURCHASER:

PROGRESS SOFTWARE CORPORATION

By:	/s/ Yogesh Gupta
Name: Yogesh Gupta
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

COMPANY:

CLOUD SOFTWARE GROUP, INC.

By:	/s/ Thomas H. Krause
Name: Thomas H. Krause
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]